SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Cincinnati Bell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2011

To Our Shareholders:

The 2011 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Tuesday, May 3, 2011, at 11:00 a.m., Central Time, at the Marriott at Legacy Town Center, 7120 Dallas Parkway, Plano, Texas, for the following purposes:

1.	To elect eight directors to serve a one-year term ending in 2012;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2011;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of holding an advisory vote on executive compensation;

5.	To approve the Cincinnati Bell Inc. 2011 Short-Term Incentive Plan; and

6.	To consider any other matters that may properly come before the meeting.

The Board of Directors has established the close of business on March 4, 2011 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.

Your vote is important. Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Please vote as soon as possible.

Also, the Company has elected to take advantage of Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you and other shareholders on the internet.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary

March 21, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2011: The Proxy Statement and Annual Report are available at www.proxyvote.com

INFORMATION FOR SHAREHOLDERS THAT PLAN TO ATTEND THE

2011 ANNUAL MEETING OF SHAREHOLDERS

The Marriott at Legacy Town Center is located at 7120 Dallas Parkway, Plano, Texas 75024. Below are directions to the Marriott at Legacy Town Center.

From: Sam Rayburn Tollway Northbound	Take Frontage Road North exit. Turn right at West Spring Parkway. Turn left at Dallas Parkway.

From: Sam Rayburn Tollway Southbound	Take Frontage Road South exit. Turn left at Parkwood Boulevard. Turn right at Democracy Drive. Turn right on Dallas Parkway.

From: Dallas North Tollway Northbound	Take exit toward Spring Creek Parkway/Tennyson Parkway. Merge onto Dallas Parkway.

From: Dallas North Tollway Southbound	Take exit toward Spring Creek Parkway/Windhaven Parkway. Merge onto Dallas Parkway. Make sharp left to continue on Dallas Parkway.

From: N. President George Bush Turnpike Eastbound	Take Dallas North Tollway South exit. Keep left at the fork, follow signs for Dallas North Tollway North and merge onto Dallas North Tollway North. Take the exit toward Spring Creek Parkway/Tennyson Parkway. Merge onto Dallas Parkway.

From: N. President George Bush Turnpike Westbound	Take Dallas North Tollway North/Dallas North Tollway South exit. Keep right at fork and merge onto Dallas North Tollway North. Take exit toward Spring Creek Parkway/Tennyson Parkway. Merge onto Dallas Parkway.

CINCINNATI BELL INC.

221 East Fourth Street

Cincinnati, Ohio 45202

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on Tuesday, May 3, 2011

This Proxy Statement is furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2011 Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 3, 2011, at 11:00 a.m., Central Time, at the Marriott at Legacy Town Center, Plano, Texas 75024. The Notice of Annual Meeting of Shareholders, the Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s Summary 2010 Annual Report are being furnished to the shareholders beginning on or about March 24, 2011.

The Company’s Board of Directors has established the close of business on March 4, 2011 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.

The agenda for the Annual Meeting is as follows:

1.	To elect eight directors to serve a one-year term ending in 2012;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2011;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of holding an advisory vote on executive compensation;

5.	To approve the Cincinnati Bell Inc. 2011 Short-Term Incentive Plan; and

6.	To consider any other matters that may properly come before the meeting.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. is a full-service regional provider of data and voice communications services over wireline and wireless networks and a full-service provider of data center operations, related managed services and equipment. The Company provides telecommunications service to businesses and consumers in the Greater Cincinnati and Dayton areas primarily on its owned wireline and wireless networks with a well-regarded brand name and reputation for service. The Company also provides business customers with outsourced data center operations including related managed services in world class, state-of-the-art data center facilities primarily located in Cincinnati, Houston, Dallas and Austin. The Company operates in four segments: Wireline, Wireless, Data Center Colocation, and IT Services and Hardware.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these proxy materials?

A: The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on May 3, 2011. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.

Q: What information is contained in the package of materials that I received?

A: The combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2010, which includes our 2010 consolidated financial statements and Summary 2010 Annual Report, contains information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers, and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Although you are encouraged to vote either by the internet or by telephone, these materials, if received in printed form, also include a proxy card or voting instruction card for your use in voting by mail or at the Annual Meeting.

Q: What proposals will be voted on at the meeting?

A: There are currently five proposals scheduled to be voted on at the meeting:

1.	The election of eight directors to serve a one-year term ending in 2012;

2.	The ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Registered Public Accounting Firm”) to audit the financial statements of the Company for the year 2011;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of holding an advisory vote on executive compensation; and

5.	Approval of the Cincinnati Bell Inc. 2011 Short-Term Incentive Plan.

Q: What is the Board of Directors’ voting recommendation?

A: The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm to audit the financial statements of the Company for the year 2011;

•	“FOR” approval of executive compensation;

•	“FOR” the option of once every three years as the preferred frequency for advisory votes on executive compensation; and

•	“FOR” approval of the Cincinnati Bell Inc. 2011 Short-Term Incentive Plan.

Q: Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A: Pursuant to the rules of the SEC, the Company has elected to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners, which instructs them as to how they may submit their proxy on the internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive proxy materials in printed form by mail or by email on an ongoing basis.

Q: How can I get electronic access to the proxy materials?

A: Instructions regarding how to view the proxy materials for the Annual Meeting on the internet and to instruct the Company to send future proxy materials to you via email or in printed form are included in the Notice and on the website. If you elect to receive future proxy materials by email, the Company will save the cost of printing and mailing the proxy materials. You will also receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. The election to receive proxy materials by email will remain in effect until you terminate it.

Q: What shares can I vote?

A: You may vote all Company common shares and 6 3/4% Cumulative Convertible Preferred Shares that you own (or for which you have been given the right to provide instruction as to how such shares should be voted) as of the close of business on the Record Date. This includes: (i) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan; (ii) shares that are held by a trust used in connection with a Company employee or director plan pursuant to which the value of such shares has been credited to your account under such plan; and (iii) shares held for you as the beneficial owner through a broker or other nominee.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Cincinnati Bell’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares. As a shareholder of record, you may grant your voting proxy over the internet, by mail, by telephone or you may vote your shares in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by another nominee (including a trust used in connection with a Company employee or director plan), you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a participant in the Cincinnati Bell Inc. Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan, you are the beneficial owner of the shares credited to your account. As the beneficial owner, a Notice and/or proxy card was forwarded to you by the shareholder of record. As the beneficial owner, you may direct and provide voting instructions to your broker or nominee to vote the shares held in your account by proxy over the internet or by telephone by following the instructions provided in the Notice or the proxy card. You can also mail your proxy to the Company by following the instructions provided in the proxy card (if forwarded by your broker or nominee). You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a signed proxy from the shareholder of record authorizing you to vote the shares.

Q: How can I attend and vote my shares at the meeting?

A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, you will need to provide proof of identification and then you will be presented a proxy card. Beneficial shares, held either in street name or credited to your account under a Company employee or director plan, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares.

Q: How can I vote my shares without attending the meeting?

A: The methods for voting without attending the meeting are:

•	By Internet — If you have internet access, you may submit your vote from any location by following the instructions provided in the Notice or the proxy card.

•	By Telephone — If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions provided in the Notice or the proxy card.

•	By Mail — You may vote by mail by completing and signing your proxy card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q: What happens if I don’t give specific voting instructions?

A: The effect of not providing specific voting instructions depends on if you are the shareholder of record or the beneficial owner of the shares.

Shareholder of Record

If you are a shareholder of record and (i) you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) you sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner

If you are deemed to be the beneficial owner of shares and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds such shares may generally vote on routine matters but cannot vote on non-routine matters, as provided by the rules of the New York Stock Exchange. If the broker or nominee that holds such shares does not receive instructions on how to vote on a non-routine matter, the broker or nominee will inform the Inspector of Elections that it does not have authority to vote on such matter with respect to such shares. This is generally referred to as a “broker non-vote.” The Company encourages you to provide voting instructions to the broker or nominee that holds such shares by carefully following the instructions provided in the proxy card or as described above.

Q: Which ballot measures are considered “routine” or “non-routine”?

A: Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation), Proposal 4 (advisory vote on frequency of executive compensation advisory votes), and Proposal 5 (approval of the Short-Term Incentive Plan) are considered non-routine matters, and your broker or nominee cannot vote your shares without your specific voting instructions. Proposal 2 (ratification of the Independent Registered Public Accounting Firm) is considered a routine matter which generally allows your broker or nominee to vote your shares on this matter even if you did not provide specific voting instructions.

Q: How are abstentions treated?

A: Abstentions are counted for the purpose of determining whether a quorum is present. For the purpose of determining whether shareholders have approved Proposal 1 (election of directors) and Proposal 4 (advisory vote on frequency of executive compensation advisory votes), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal. For the purpose of determining whether shareholders have approved Proposal 2 (ratification of the Independent Registered Public Accounting Firm), Proposal 3 (advisory vote on executive compensation) and Proposal 5 (approval of the Short-Term Incentive Plan), abstentions will have a negative effect on the outcome of such proposals.

Q: Can I change my vote?

A: Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. You may change your vote by either: (i) granting a new proxy or voting instructions bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Company’s Secretary in writing that you want to revoke your earlier proxy; or (iii) if you are a shareholder of record, attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that in order to revoke your previously granted proxy at the Annual Meeting, you must specifically request the revocation of your previous proxy.

Q: What does it mean if I receive more than one Notice or more than one proxy card?

A: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices and proxy cards that you receive.

Q: Where can I find the voting results of the meeting?

A: We will announce preliminary voting results at the meeting and publish final results in the Company’s Current Report on Form 8-K, which will be filed on or before May 9, 2011. In addition, the Company will disclose the decision regarding the frequency of future “say-on-pay” votes in an amendment to the Form 8-K on or before September 30, 2011.

Q: What happens if additional proposals are presented at the meeting?

A: Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: What classes of shares are entitled to be voted?

A: Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own of record on the Record Date or to provide instructions on how to vote such shares in which you have a beneficial interest. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. There are no cumulative voting rights for either class of shares. On the Record Date, we had 198,789,800 common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares issued and outstanding.

Q: What is the quorum requirement for the meeting?

A: The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding on the Record Date and entitled to vote at such meeting. However, if any particular action requires more than a simple majority because of the law, the NYSE rules, the Company’s Amended Articles of Incorporation or the Company’s Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained or the required number of votes has been cast.

Abstentions are counted as present for the purpose of determining the presence of a quorum. If a routine matter is to be voted upon, broker non-votes are also counted as present for the purpose of determining the presence of a quorum. Since there is a routine matter to be voted upon this year, broker non-votes will be counted for determining the existence of a quorum.

Q: Who will count the votes?

A: A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the Inspector of Elections.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are forwarded to the Company’s management.

Q: Who will bear the cost of soliciting votes for the meeting?

A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the proxy materials. If you choose to access the proxy materials and/or vote via the internet, you are responsible for any internet access charges you may incur. In addition to the costs of mailing the proxy materials, the Company may also incur costs to provide additional copies of these proxy materials (if requested) and for its directors, officers and employees to solicit proxies or votes in person, by telephone or by electronic communication. Our directors, officers and employees will not receive any additional compensation for such activities. We have hired Georgeson Inc. to solicit proxies for $10,000 plus expenses. We have also hired Broadridge to assist us in facilitating the voting of proxies over the internet and serving as the Inspector of Elections. We will pay Broadridge a fee of approximately $10,000 plus expenses for these services. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q: What percentage of the Company’s issued and outstanding voting shares do our directors and executive officers beneficially own?

A: Our directors and executive officers owned approximately 6% of our voting shares as of the Record Date.

Q: Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company’s voting stock?

A: As of the Record Date or an earlier date, if indicated, each of the following entities (together with their affiliates) indicated that it held more than 5% of the issued and outstanding common shares of the Company: BlackRock, Inc., GAMCO Investors, Inc. and affiliates, LSV Asset Management, Marathon Asset Management LLP, Peninsula Capital Advisors, LLC, Pinnacle Associates, LTD, The Vanguard Group, Inc, and Wells Fargo and Company. See page 29 for more details on the number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.

Q: What is householding?

A: Householding is a process which allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications to multiple shareholders, who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications but would like to receive separate copies or are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 62.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

General Information and Corporate Governance

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. At this time, the Board has determined that the Board shall consist of nine members.

As discussed in its Corporate Governance Guidelines, the Company has a long-standing policy that the positions of Chairman of the Board (currently held by Mr. Cox) and Chief Executive Officer (currently held by Mr. Cassidy) should be held by separate persons. The Company continues to believe that this structure is in the best interest of shareholders because it facilitates the Board’s oversight of management, allows the independent directors to be more actively involved in setting agendas and establishing priorities for the work of the Board, and is consistent with the principles of good corporate governance.

Our Board currently has the following four committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Governance and Nominating Committee, and (iv) the Executive Committee. The members and function of each committee are described below. During fiscal year 2010, the Board held nine meetings, and no director attended less than 75% of all Board and applicable committee meetings during the period in which he or she served as a director.

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. With the exception of Ms. Wentworth, all of the directors, who were on the Board at the time, attended the 2010 Annual Meeting of Shareholders.

For information on how to obtain a copy of the Company’s Corporate Governance Guidelines, please see page 62.

Evaluation of Director Independence

In accordance with the rules and listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, the Board evaluates whether any director has any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company that might cause a conflict of interest in the performance of a director’s duties.

Based on these standards, the Board determined that each of the following persons who served as a non-employee director in 2010 is (or was) independent and has (or had) no relationship with the Company, except as a director and shareholder:

•Bruce L. Byrnes	•Alex Shumate
•Mark Lazarus*	•Jakki L. Haussler
•John M. Zrno	•Craig F. Maier
•Phillip R. Cox	•Lynn A. Wentworth

*	Mr. Lazarus resigned from the Board effective January 29, 2011.

In addition, based on these standards, the Board determined that John F. Cassidy is not independent because he is the President and Chief Executive Officer of the Company.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Cox presides at the meetings of the non-management directors.

Committees of the Board

The following table sets forth the membership of the committees of the Board for 2010:

Name of Director	Audit and Finance	Compensation	Governance and Nominating	Executive
Non-Employee Directors (a)
Bruce L. Byrnes		*	* (Chair)	*
Phillip R. Cox	*	*	*	* (Chair)
Jakki L. Haussler	*		*
Mark Lazarus (b)			*
Craig F. Maier	*	*
Alex Shumate		*	*
Lynn A. Wentworth	* (Chair)			*
John M. Zrno	*	* (Chair)		*

Employee Director
John F. Cassidy				*

(a)	All Non-Employee Directors were determined by the Board to be independent directors.
(b)	Mr. Lazarus resigned from the Board effective January 29, 2011.

Audit and Finance Committee:  The Audit and Finance Committee currently consists of five persons, none of whom is an executive officer of the Company. The Audit and Finance Committee held five meetings during 2010. The purpose of the Audit and Finance Committee is, among other things, to assist the Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Independent Registered Public Accounting Firm, (iv) the Company’s risk assessment and risk management policies, and (v) the performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. To this end, the Audit and Finance Committee meets in executive session with its own members and may also meet separately with the Independent Registered Public Accounting Firm, the Company’s internal auditors, General Counsel or members of management. The Audit and Finance Committee Charter provides a more detailed description of the responsibilities and duties of the Audit and Finance Committee. For information on how to obtain a copy of the Audit and Finance Committee Charter, please see page 62.

While the Board has ultimate responsibility for risk oversight, it delegates many of these functions to the Audit and Finance Committee. The Audit and Finance Committee receives regular updates on the Company’s existing and emerging risks from the Vice President of Internal Audit. The updates are based upon interviews with senior management of the Company as well as other key employees. The updates include risk rankings and a general description of risk mitigation activities pertaining to each item. The Audit and Finance Committee provides periodic updates to the full Board on risk oversight matters.

In performing its duties, the Audit and Finance Committee meets as often as necessary and at least once each calendar quarter with members of management, the Company’s internal audit staff and the Independent Registered Public Accounting Firm. An agenda for each such meeting is provided in advance to the members of the Audit and Finance Committee.

The Board determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board determined that Ms. Wentworth is an audit committee financial expert as defined in the regulations of the SEC and that each member of the Audit and Finance Committee is financially literate as defined by the rules and listing standards of the NYSE.

Compensation Committee:  The Compensation Committee currently consists of five persons, none of whom is an executive officer. The Compensation Committee held eight meetings during 2010. The Compensation Committee is responsible for, among other things, ensuring that directors and certain key executives are effectively and competitively compensated in terms of base compensation and short- and long-term incentive compensation and benefits. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with management the succession planning process for key executive positions. The Compensation Committee Charter provides a more detailed description of the responsibilities and duties of the Compensation Committee. For information on how to obtain a copy of the Compensation Committee Charter, please see page 62.

In performing its duties, the Compensation Committee meets at least three times each calendar year. The Compensation Committee also meets separately with the Company’s Chief Executive Officer and other corporate officers, as it deems appropriate, to establish and review the performance criteria and compensation of the Company’s executive officers. An agenda for each meeting is provided in advance to the members of the Compensation Committee.

The Board determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Governance and Nominating Committee:  In 2010, the Governance and Nominating Committee consisted of five persons, none of whom is an executive officer. Until his resignation, Mr. Lazarus served on the Governance and Nominating Committee which currently has four persons. The Governance and Nominating Committee held three meetings during 2010. The Governance and Nominating Committee, among other things, identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, evaluates the performance of Board members, makes recommendations regarding the determination of a director’s independence, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company’s Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Governance and Nominating Committee Charter provides a more detailed description of the responsibilities and duties of the Governance and Nominating Committee. For information on how to obtain a copy of the Governance and Nominating Committee Charter, please see page 62.

In performing its duties, the Governance and Nominating Committee typically meets four times each calendar year. The Chief Executive Officer and the Secretary of the Company typically attend the meetings of the Governance and Nominating Committee. An agenda for each such meeting is provided in advance to the members of the Governance and Nominating Committee.

The Board determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Executive Committee:  The Executive Committee consists of five persons, one of whom is the President and Chief Executive Officer of the Company. The Committee held two meetings during 2010. The Executive Committee acts on behalf of the Board in certain matters, when necessary, between Board meetings.

Director Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee did not receive, and therefore did not consider, any recommendations for director candidates by any shareholder for the 2011 Annual Meeting.

The Governance and Nominating Committee uses the following process to identify and evaluate director nominee candidates. Any qualified individual or group, including shareholders, incumbent directors and members of senior management, may at any time propose a candidate to serve on the Board. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee reviews forwarded materials relating to prospective candidates in the event of a director vacancy. A candidate selected from the review is interviewed by each member of the Governance and Nominating Committee, unless the member waives the interview requirement. If approved by the Governance and Nominating Committee, the candidate will be recommended to the full Board for consideration. The Governance and Nominating Committee evaluates shareholder-recommended candidates in the same manner that it evaluates all other candidates.

All nominees to the Board should possess the following attributes:

•	Established leadership reputation in his/her field;

•	Known for good business judgment;

•	Active in business;

•	Knowledge of business on a national/global basis;

•	Meets high ethical standards; and

•	Commitment to regular board/committee meeting attendance.

In addition, the Board will consider the following factors:

•	The nominee’s familiarity with the field of telecommunications; and

•	Whether the nominee would contribute to the gender, racial and/or geographical diversity of the Board.

While the Company has not adopted a formal process or policy for making sure that diversity exists on the Board, the selection criteria used by the Governance and Nominating Committee when considering director nominees, as noted above, includes as a factor whether a nominee would contribute to the gender, racial and/or geographical diversity of the Board.

DIRECTOR COMPENSATION

Director Compensation Arrangements

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors spend in fulfilling their duties to the Company as well as the skill-level required.

Compensation for Employee Directors

Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees.

General Compensation Policy for Non-Employee Directors

Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) receive compensation from the Company for their service on the Board. The table below sets forth the compensation for non-employee directors in 2010.

Compensation Element	2010
Annual Chairman of the Board Retainer	$180,000
Annual Board Retainer	$70,000
Annual Audit and Finance Committee Chairman Retainer	$27,000
Annual Audit and Finance Committee Member Retainer	$15,000
Annual Compensation Committee Chairman Retainer	$18,000
Annual Compensation Committee Member Retainer	$10,000
Annual Governance and Nominating Committee Chairman Retainer	$16,000
Annual Governance and Nominating Committee Member Retainer	$10,000

Non-Employee Directors Deferred Compensation Plan

The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were invested in the investment options that he or she chooses.

In addition, annually each non-employee director of the Company on the first business day of the year has his or her account under the Directors Deferred Compensation Plan credited on such date with an amount equal to the value of 6,000 common shares of the Company. Subject to future changes in the plan, each non-employee director of the Company may, in the discretion of the Board, also have his or her account under the plan credited on any other date with an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of Company common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), is approximately equal to the median level of the value of equity-based compensation provided by comparable companies to their non-employee directors. A non-employee director’s account under the plan is also adjusted by the investment returns that would result if such amounts were invested exclusively in common shares of the Company. A non-employee director will generally be vested in the amounts credited to his or her account under the plan only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for earlier years or on other extra amounts that were credited by the Company to his or her account under the plan prior to such year. The portion of a non-employee director’s account under the plan that is attributable to such earlier credited amounts is also adjusted by the investment returns that would result if such amounts were invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.

Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses that is not earlier than the year in which the sixth anniversary of his or her deferral election occurs. When the vested amounts are to be paid, he or she generally may elect to have the amounts distributed in a lump sum or in up to ten annual installments.

Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to the annual credits that are or have been made to his or her plan account for serving as a member of the Board and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.

The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.

The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director’s account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005 to a non-employee’s account under the plan).

Until paid, all amounts credited to a non-employee director’s account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.

The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004, and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act.

Non-Employee Directors Stock Option Plan

The Company grants its non-employee directors stock options to purchase common shares and/or time-based restricted shares under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Stock Option Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company, at the discretion of the Board, may be granted a stock option for a number of common shares and/or a number of restricted common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting and continues in office as a non-employee director after such meeting.

The Board has decided to annually grant time-based restricted shares with an aggregate value of $35,000 on the date of grant to each incumbent, non-employee director. These restricted shares will not vest until the third anniversary of the grant date.

The Board will exercise its discretion in granting such options and/or time-based restricted shares with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation that is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.

Each stock option granted to a non-employee director under the 2007 Directors Stock Option Plan, or a predecessor plan, requires that, upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted. With certain exceptions provided in the 2007 Directors Stock Option Plan, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant to exercise the option.

In general, each restricted share award will require that the restrictions not lapse in full unless the non-employee director continues to serve as a director of the Company for at least three years after the award grant date or ends service as a Company director under special circumstances (e.g., death, disability, or attaining retirement age).

Actual Director Compensation in 2010 Fiscal Year

The following table shows the compensation paid to our non-employee directors for the 2010 fiscal year.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b) (c)	Option Awards ($) (c)	Total ($)
Bruce L. Byrnes	96,000	56,120	—	152,120
Phillip R. Cox	285,000	56,120	—	341,120
Jakki L. Haussler	95,000	56,120	—	151,120
Mark Lazarus	80,000	56,120	—	136,120
Craig F. Maier	95,000	56,120	—	151,120
Alex Shumate	90,000	56,120	—	146,120
Lynn A. Wentworth	97,000	56,120	—	153,120
John M. Zrno	103,000	56,120	—	159,120

(a)	No Board member elected to defer fees in fiscal 2010.
(b)	The values reflect the aggregate grant-date fair value of the time-based restricted awards granted on May 4, 2010 computed in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”) for all awards and the amounts credited to the Directors Deferred Compensation Plan which was equal to the value of 6,000 common shares with a value of $3.52 per share on January 4, 2010. For a discussion of the valuation assumptions and methodology, see Note 13 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2010.

(c)	As of December 31, 2010, the non-employee directors held an aggregate of 271,436 unvested stock awards and an aggregate of 299,175 option awards (granted in years prior to 2008), as set forth below:

Name	Number of Stock Awards Outstanding as of December 31, 2010	Number of Option Awards Outstanding as of December 31, 2010
Bruce L. Byrnes	30,545	61,000
Phillip R. Cox	30,545	69,925
Jakki L. Haussler	42,545	—
Mark Lazarus	29,083	—
Craig F. Maier	35,083	—
Alex Shumate	30,545	43,000
Lynn A. Wentworth	42,545	—
John M. Zrno	30,545	125,250

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the members of the Compensation Committee included Messrs. Byrnes, Cox, Maier, Shumate and Zrno. None of the Compensation Committee’s members has at any time been an officer or employee of the Company. None of the Company’s executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

CODE OF BUSINESS CONDUCT AND CODES OF ETHICS

The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Officers and the directors are subject to the Code of Ethics for Directors.

For information on how to obtain a copy of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers or Code of Ethics for Directors, please see page  62.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the transaction has an aggregate value greater than $120,000, and (iii) in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common shares;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common shares; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Ethics for Directors and the Company’s Code of Business Conduct require directors, officers and all other members of the workforce to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Code of Ethics for Directors generally require (i) a director to promptly disclose to the Governance and Nominating Committee any potential or actual conflict of interest involving him or her and (ii) an employee, including the executive officers, to promptly disclose a conflict of interest to the General Counsel. The Governance and Nominating Committee (and, if applicable, the General Counsel) determines an appropriate resolution to actual or potential conflicts of interest on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules. In 2010, the related party transactions required to be disclosed are as follows:

•

Mr. Cassidy, a director and President and Chief Executive Officer of the Company, serves as a trustee for the Boomer Esiason Foundation (the “Foundation”), a non-profit corporation established to provide support to find a cure for cystic fibrosis. In 2010, the Company donated approximately $250,000 of in-kind services to the Foundation. The Company believes that Mr. Cassidy received no personal benefit in connection with the Company providing these in-kind services and, therefore, has no interest in this transaction.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of nine members. The Board presently has eight members, one of whom is an officer of the Company, and one vacancy. The Board may fill the vacancy at any time in accordance with laws, the Company’s Amended Regulations and the Board’s procedures.

The directors will serve until their respective successors are elected and qualified.

The Board has nominated Bruce L. Byrnes, Phillip R. Cox, Jakki L. Haussler, Craig F. Maier, Alex Shumate, Lynn A. Wentworth, John M. Zrno, and John F. Cassidy, all of whom are incumbent directors, to serve until the 2012 Annual Meeting of Shareholders.

If, at the time of the Annual Meeting, one or more of the nominees should be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees, if any, and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.

Information regarding the business experience of each nominee is provided below.

Majority Vote Requirements; Holdover Directors

A director nominee who receives a majority of the votes cast will be elected to the Board. If a director nominee is an incumbent director and does not receive a majority of the votes cast, the Company’s Amended Regulations require that such “holdover director” promptly tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Nominating Committee would make a recommendation to the Board as to whether to accept or reject the holdover director’s resignation or whether other action should be taken. The Board will act on the tendered resignation by the holdover director, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation of the holdover director and the rationale behind the decision within 90 days from the date of the certification of the election results by the Inspector of Elections. The Governance and Nominating Committee in making its recommendation and the Board in making its decision may consider any factors or other information that they consider appropriate and relevant. The holdover director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her tendered resignation.

If a holdover director’s resignation is accepted by the Board pursuant to the Company’s Amended Regulation, the Board may either fill the resulting vacancy or, if permitted, may decrease the size of the Board in accordance with law and the Company’s Amended Regulations.

Vote Required

A director nominee must receive a majority of the votes cast to be elected to the Board. Since neither abstentions nor broker non-votes will be considered as votes cast in the election of directors, they will not have an effect on the outcome of election.

Our Recommendation

The Board recommends election of each of the nominees.

The following are brief biographies of each director of the Company, including those nominated for election.

NOMINEES FOR DIRECTORS

(Terms Expire in 2012)

Phillip R. Cox

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a current director of The Timken Company, Diebold Inc. and Touchstone Mutual Funds. He is a former director of the Federal Reserve Bank of Cleveland, Duke Energy Corporation, and Long Stanton Manufacturing Company. Director since 1993. Age 63.

With his years of entrepreneurial and managerial experience in the development and growth of Cox Financial Corporation, coupled with the experience he has gained from serving on the audit and compensation committees of several public company boards, Mr. Cox brings a valuable perspective to the Company’s Board of Directors. In addition, having served as Chairman of the Company’s Board of Directors since 2003, Mr. Cox has demonstrated an effective management style and the ability to facilitate the Board’s primary oversight functions.

Bruce L. Byrnes

Mr. Byrnes is retired. He was Vice Chairman of the Board — Global Brand Building Training of The Procter & Gamble Company (a consumer products company) from July 2007 through June 2008. Prior to that, he was Vice Chairman of the Board and President — Global Household Care of The Procter & Gamble Company. From 2002 through 2004, he served The Procter & Gamble Company as Vice Chairman of the Board and President — Global Beauty & Feminine Care and Global Health Care. He is a director of Boston Scientific Corp., Diebold Inc. and Brown-Forman Corporation. Director since 2003. Age 62.

With his years of business and marketing experience at The Procter & Gamble Company, Mr. Byrnes brings to the Board of Directors demonstrated management ability at the highest levels of a large corporation. This experience gives Mr. Byrnes critical insights into the strategic, marketing and operational aspects of running a successful business and makes him a valuable asset to the Board of Directors, as Chairman of the Governance and Nominating Committee and as a member of the Compensation Committee.

Jakki L. Haussler

Ms. Haussler has served as Chairman and Chief Executive Officer of Opus Capital Group (a registered investment advisory firm) since 1996. She is a current director of Capvest Venture Fund, LP. She is also a partner of Adena Ventures, LP (a venture capital fund). She is a former director of The Victory Funds. Director since 2008. Age 53.

With more than 30 years of experience in the financial services industry, including her years of entrepreneurial and managerial experience in the development and growth of Opus Capital Group, Ms. Haussler brings a valuable perspective to the Company’s Board of Directors. Through her role at Opus Capital and her service as a director of several venture capital funds and other boards, Ms. Haussler has gained valuable experience dealing with accounting principles and evaluating financial results of large corporations. She is a certified public accountant (inactive) and is a licensed attorney in the State of Ohio. This experience, coupled with her educational background, makes her a valuable asset to the Board of Directors, the Audit and Finance Committee and the Governance and Nominating Committee.

Craig F. Maier

Mr. Maier has been President and Chief Executive Officer of Frisch’s Restaurants, Inc. (operator of family style restaurants) since 1989. He is a director of Frisch’s Restaurants, Inc. Director since 2008. Age 61.

With over 20 years of experience as the chief executive officer of a large, publicly-traded corporation, Mr. Maier brings to the Board of Directors demonstrated management and leadership ability. In addition, Mr. Maier has valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board of Directors, the Audit and Finance Committee and the Compensation Committee.

Alex Shumate

Mr. Shumate is currently the Managing Partner, North America, of Squire, Sanders & Dempsey (US) LLP (an international law firm) since 2009. Prior to that, he served as the managing partner of the Columbus office of Squire Sanders since 1991. He is a current director of The J.M. Smucker Company. He also served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, as well as Nationwide Financial Services from 2002 until its acquisition in 2009. Director since 2005. Age 60.

With his legal background, his years of experience serving as the managing partner of a major law firm, and his service on the boards of other publicly-traded companies, Mr. Shumate brings to the Board of Directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance. This experience makes him a valuable asset to the Board of Directors, the Governance and Nominating Committee and the Compensation Committee.

Lynn A. Wentworth

Ms. Wentworth is retired. She was Senior Vice President, Chief Financial Officer, and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 to 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions at BellSouth from 1985 to 2007. She is a certified public accountant and a member of the Georgia Society of Certified Public Accountants. She is a director of Graphic Packaging Holding Company. Director since 2008. Age 52.

Ms. Wentworth’s experience as Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. as well as her 22 years of telecommunications industry experience at BellSouth makes her a valuable asset, both on the Company’s Board of Directors and as the Chair of the Audit and Finance Committee. Ms. Wentworth qualifies as an audit committee financial expert under applicable SEC regulations. She was specifically recruited to join the Company’s Audit and Finance Committee with the understanding that she would assume leadership of the Committee upon the retirement of its then current Chairman. Ms. Wentworth’s prior experience has provided her with a wealth of knowledge in dealing with complex financial and accounting matters affecting large corporations in the telecommunications industry.

John M. Zrno

Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. He is a director of BullsEye Telecom. Director since 1999. Age 72.

With over 30 years of experience in the telecommunications industry, and his past experience as the chief executive officer of two large telecommunications corporations, Mr. Zrno brings to the Board of Directors demonstrated management and leadership ability. In addition, Mr. Zrno has gained valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board of Directors, as the Chairman of the Compensation Committee and as a member of the Audit and Finance Committee.

John F. Cassidy

Mr. Cassidy has been the President and Chief Executive Officer of Cincinnati Bell Inc. since July 2003 and a director of Cincinnati Bell Inc. since September 2002. Among other positions held with the Company, he has been President and Chief Operating Officer of Cincinnati Bell Telephone Company since May 2001, and President of Cincinnati Bell Wireless Company since 1997. Director since 2002. Age 56.

Having served as the Company’s Chief Executive Officer since 2003, and having served in various other senior-level management roles with the Company, Mr. Cassidy brings to the Board of Directors critical knowledge and understanding of the products and services offered by the Company as well as a thorough understanding of the telecommunications industry in which it operates.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The Company’s Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s Independent Registered Public Accounting Firm.

On January 27, 2011, the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Registered Public Accounting Firm to audit the financial statements of the Company for the fiscal year ending December 31, 2011.

The Company is asking the shareholders to ratify the Committee’s appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2011. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider the results of the vote and determine whether to appoint a different independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2011.

One or more members of the firm of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the effect of a vote against the proposal. Since the Company believes this proposal to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion.

Our Recommendation

The Board recommends a vote FOR such ratification.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement.

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is directly related to the Company’s earnings and revenues and other performance factors that measure our progress against the goals of our strategic plan as well as performance against our peer companies. Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our strategic goals. Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present in person or represented by proxy at the annual meeting and entitled to vote on this proposal. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that, if your broker is the recordholder of your shares, you must give voting instructions to your broker with respect to this Item 3 if you want your broker to vote your shares on this matter. Proxies submitted without direction pursuant to this solicitation will be voted for the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are not considered shares entitled to vote on this proposal and will have no impact on the outcome of this proposal.

Our Recommendation

The Board recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its named executive officers as disclosed in this Proxy Statement.

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

(Item 4 on the Proxy Card)

The Company is submitting to its shareholders an advisory vote as to whether the shareholder advisory vote to approve executive compensation — Item 3 above — should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting on this matter:

For the reasons described below, we recommend that our shareholders select a frequency of once every three years:

•

Consistent with good corporate governance, our compensation program ties a substantial portion of executive compensation to our long-term company performance and shareholder returns. Performance unit payouts under the long-term incentive program are based on three-year performance periods. Therefore, a vote every three years is best aligned with the long-term focus of our executive compensation programs and deters long-term objectives from being undermined by shorter-term marketplace issues.

•	A vote once every three years will give our shareholders the opportunity to more fully and effectively assess our long-term compensation strategies and the related business outcomes.

•

A three-year cycle gives the Board of Directors, the Compensation Committee and its independent compensation consultant sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any changes to the Company’s executive compensation program.

Accordingly, the following resolution is submitted for shareholder vote:

“RESOLVED, that the option set forth below that receives the highest number of votes cast by shareholders of the Company shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers:

•	Yearly or

•	Every two years or

•	Every three years.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, as this is an advisory vote, the result will not be binding on our Board of Directors or the Company. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to shareholders an advisory vote to approve the compensation of its named executive officers included in the Company’s proxy statement. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice and will have no direct effect on the outcome of this proposal. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “EVERY THREE YEARS.”

Our Recommendation

The Board recommends that shareholders vote for the option of “EVERY THREE YEARS” as the frequency with which shareholders are provided an advisory vote on the compensation of the Company’s named executive officers.

PROPOSAL TO APPROVE THE

CINCINNATI BELL INC. 2011 SHORT-TERM INCENTIVE PLAN

(Item 5 on the Proxy Card)

The Board has approved, effective as of April 1, 2011, the terms of the annual incentive compensation plan, the Cincinnati Bell Inc. 2011 Short-Term Incentive Plan (the “2011 Short Term Incentive Plan”). The 2011 Short Term Incentive Plan changes and clarifies certain terms and replaces the Cincinnati Bell Inc. Short Term Incentive Plan (the “Prior Plan”) and changes or clarifies certain rules contained in the prior plan. The prior plan has been terminated effective March 31, 2011, although awards granted before such termination date can remain outstanding.

In general, Section 162(m) of the Code provides that a publicly traded corporation may not deduct for federal income tax purposes, with respect to any tax year of the corporation, compensation paid to certain executives for such tax year to the extent such compensation exceeds $1,000,000 unless (i) such compensation is based on certain pre-established objective performance goals, which are based on business criteria set forth in the plan or the requirements set forth in the plan and the awards are met, and (ii) the plan’s terms are disclosed to and approved by the corporation’s shareholders. The Board is requesting shareholder approval of the 2011 Short Term Incentive Plan in order for the Company to avoid having the tax consequences of Section 162(m) of the Code applied to certain parts of awards to be granted under the plan.

For the foregoing reasons, the Board is asking the shareholders of the Company for, and recommends, the approval of the 2011 Short Term Incentive Plan.

The principal terms of the 2011 Short Term Incentive Plan are described below. The full text of the 2011 Short Term Incentive Plan is set forth in Appendix A of this Proxy Statement and the following discussion is qualified in its entirety by reference to such text.

1. Purpose of Plan.

The purpose of the 2011 Short Term Incentive Plan is to provide key executives of the Company and its subsidiaries with annual incentive compensation based upon the achievement of company performance and individual performance goals.

2. Administration.

The 2011 Short Term Incentive Plan will be administered by the Board’s Compensation Committee (for purposes of this discussion as to the 2011 Short Term Incentive Plan, the “Committee”). Subject to the limits and terms of the plan, the Committee will (i) select the key employees to whom awards under the plan will be granted, (ii) make the awards under the plan, in such amounts and on such conditions as it determines, (iii) interpret the terms of the plan and adopt administrative guidelines and rules in connection with the plan’s operation, (iv) appoint certain employees to act on its behalf as its representatives, and (v) perform all other actions necessary for the plan’s administration. If the Committee makes an award under the 2011 Short Term Incentive Plan to the CEO, that award must also be approved by the Board before it is effective.

3. Employees To Whom Awards May Be Granted.

Awards may be granted under the 2011 Short Term Incentive Plan to, and only to, key employees of the Company and its subsidiaries. A key employee refers, for purposes of the plan, to a person who is both (i) employed and classified as an employee of the Company by the Company and (ii) an officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

4. Awards.

Any award granted under the 2011 Short Term Incentive Plan to a key employee will be made with respect to a specific Company tax year for federal income tax purposes (the award’s “award year”) and will be composed of one or more parts. No more than one award may be granted to a key employee under the plan with respect to any calendar year. Each part of an award granted to a key employee under the 2011 Short Term Incentive Plan is an “award part.” An award part will be payable, only if certain company performance goals or individual performance goals that are made applicable to that award part by the Committee are met. The total amount payable for an award granted under the 2011 Short Term Incentive Plan will be equal to the sum of the amounts, if any, payable under each award part of the award and shall be paid in a lump sum cash amount after the end of the award’s award year, but no later than the 15th day of the third month that follows the end of their award year.

Any award granted under the 2011 Short Term Incentive Plan to a key employee generally will specify a target payment amount (the award’s “target”) and assign a percent of the award’s target to each award part of the award (an award part’s “target share”). The amount payable under an award that relates to any award part will equal such award part’s target share if certain but not all (or a certain level but not the highest level) of the company performance goals or individual performance goals, as the case may be, applicable to the award part are met, but such amounts may be more or less than such target share if additional or fewer (or if a higher or lower level) of the performance goals applicable to the award part are determined to be met. In no event may the amount payable by reason of any award part of an award exceed 200% of the award part’s target share, and in no event may the total amount payable under any award granted under the plan (including all of its award parts) exceed $3,000,000.

Notwithstanding the foregoing, the Committee (or the Board when the award is granted to the CEO) may, prior to any payment being made under an award in its sole and unrestricted discretion and for any reason, reduce the amount payable under any award granted under the plan below the amount that would otherwise be payable under the award based solely on the company performance goals that are set by the Committee for the award (although the Committee does not have discretion to increase the amount that would otherwise be payable under any award granted under the plan based solely on any award part that determines an amount payable based on the satisfaction of company performance goals). The Committee could, for instance, exercise its discretion to reduce the amount otherwise payable under a plan award because it determines that the performance goals applicable to the award part were unduly affected by extraordinary or nonrecurring events or because the key employee to whom the award was granted failed to meet certain individual goals set for him or her by the Committee or his or her managers.

In addition, and notwithstanding the foregoing, the amount that is otherwise payable under an award granted under the plan to a key employee is generally reduced on a pro rata basis to reflect any portion in the award’s award year (i) during which the employee is not a key employee of the Company or one of its subsidiaries because he or she only became a key employee after the start of such year or ceased to be a key employee prior to the end of such year for a reason other than his or her retirement or death, (ii) during which the key employee receives disability benefits under a plan of the Company or a Company subsidiary (if such benefits were received for more than three months in the award’s award year) or (iii) during which the key executive is on a leave of absence approved by the Company or a subsidiary of the Company (if such leave of absence lasts for more than three months in such award’s award year).

Further, and also notwithstanding the foregoing, a key employee to whom an award has been granted under the plan shall not in any event be entitled to receive any amount by reason of the award unless he or she both: (i) either is an employee of the Company or a subsidiary of the Company on the last day of the award’s award year or terminated his or her employment with the Company and its subsidiaries during such year because of his or her disability, his or her retirement or his or her death; and (ii) has had at least three months of active service for the Company and its subsidiaries during the award’s award year (not including any time the key employee was absent from active service during such award year by reason of any leave of absence or for any other reason, including an absence on account of disability).

As is noted above and notwithstanding any other provision of the plan to the contrary, the amount to be received by a key employee by reason of any award that is granted to the key employee under the plan with respect to any calendar year shall not in any event exceed $3,000,000.

If a key employee is entitled to receive a payment under any award granted to him or her under the plan, but he or she dies before such payment is made to him or her, then such payment shall be made to the key employee’s beneficiary (as determined under the provisions of the plan).

5. Company Performance Goals

The company performance goals that may be set by the Committee with respect to any award part of an award granted under the 2011 Short Term Incentive Plan to a key employee may be based on, and only on, one or more of the following criteria applicable to the Company and its subsidiaries: free cash flow (as defined in the plan), earnings before interest, taxes, depreciation and amortization adjusted for certain items; earnings per share; operating income; total shareholder returns; profit targets; revenue targets; profitability targets as measured by return ratios; net income; return on sales; return on assets; return on equity; and corporate performance indicators (indices based on the level of certain services provided to customers).

The company performance goal criteria that will apply to any award granted under the plan to a key employee with respect to an award year will be criteria that will be (i) able to be objectively determined by the Committee, (ii) measured or determined on the basis of the award year and (iii) set by the Committee either prior to the start of the award’s award year or within the first 90 days of the award year (provided that the company performance criteria is not in any event set after 25% or more of the applicable award year has passed).

In addition, any such performance criteria may be measured or determined for the Company, for any organization that is a part of the Company, for the Company and all of the Company’s subsidiaries in the aggregate or for any group of corporations or organizations that are included in the entire group of the Company and its subsidiaries. Any such performance criteria may also be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly traded companies (that are selected for such comparison purposes by the Committee).

The Committee will verify that the company performance goals that must be met for any specific payment to be made under an award part of the award granted under the plan have been met before such payment is permitted. To the extent that any amount that becomes payable under an award granted under the plan is attributable to an award part of such award that required that certain company performance goals had to be met, such amount is intended to constitute “performance-based compensation” that can be exempt from the deduction limits of Section 162(m) of the Code.

6. Individual Performance Goals

The individual performance goals that may be set by the Committee with respect to any award part of an award granted under the 2011 Short Term Incentive Plan to a key employee may be based on any criteria it deems appropriate for judging the performance of the key employee in fulfilling his or her duties for the Company. Such individual performance goals may be set at any time by the Committee, including after the end of the award year applicable to the award. The individual performance goal criteria may be either subjective or objective at the discretion of the Committee. When the CEO is the key employee receiving the award, the Board shall have final approval as to the determination of whether the CEO has met any such individual performance criteria.

Shareholder approval of the 2011 Short Term Incentive Plan will not effect whether an amount payable under an award part based on individual performance goals is subject to the deduction limits under Section 162(m) of the Code because such amounts do not constitute performance-based compensation.

7. Change in Control.

In the event that a “change in control” of the Company (as is defined in the 2011 Short Term Incentive Plan) occurs, then, in general terms, the following actions apply to awards that were previously granted under the plan but have not yet been paid:

(a) First, the amount payable under any award that was granted under the plan with respect to the Company’s tax year that immediately precedes the Company’s tax year in which the change in control occurs, if such award has not yet been paid, be paid within five business days after the date of the change in control (and, if the amount of such award has not been determined by the Committee by the date of the change in control, its amount will be deemed to be equal to the award’s target).

(b) Second, a pro rata portion of any award granted under the plan with respect to the Company’s tax year in which the change in control occurs will be paid within five business days after the date of the change in control. Such pro rata portion will generally be based on the award’s target multiplied by a fraction that has a numerator equal to the number of full and partial months from the first day of the tax year in which the change in control occurs to the date of the change in control and a denominator equal to twelve.

8. Amendment and Termination.

The 2011 Short Term Incentive Plan may be amended or terminated by the Board, provided that no such action will impair the rights of a key employee with respect to a previously granted award without the key employee’s consent and provided that no amendment shall be made without approval of the Company’s shareholders if such amendment would make any change in the plan that is required by law to be approved by the Company’s shareholders in order to become effective.

9. Federal Income Tax Consequences

In general, any key employee who receives an amount that is paid by reason of an award granted under the 2011 Short Term Incentive Plan must recognize for federal income tax consequences, at the time of the payment, ordinary compensation income equal to such amount; and the Company will be entitled to a deduction for the same amount.

Our Recommendation

Approval of the Cincinnati Bell Inc. 2011 Short-Term Incentive Plan, requires the affirmative vote of the shareholders of a majority of the Common Shares and Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal. The Board recommends a vote FOR adoption of the proposal.

Effect of Management Vote on Proposal

Since the directors and officers of the Company own beneficially 10,857,833 Common Shares, or 5.5% of the outstanding voting shares, their votes on the proposal are not likely to have a material impact on whether this proposal is adopted.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company.

Plan Category	Number of securities to be issued upon exercise of stock options, warrants and rights (a)		Weighted-average exercise price of outstanding stock options, awards, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	20,686,570	(1)	$5.55	8,085,969

Equity compensation plans not approved by security holders	216,330	(2)	—	—

Total	20,902,900		$5.55	8,085,969

(1)	Includes 17,816,621 outstanding stock options and stock appreciation rights not yet exercised, 229,436 shares of time-based restricted stock, and 2,640,513 shares of performance-based awards, restrictions on which have not expired as of December 31, 2010. Awards were granted under various incentive plans approved by Cincinnati Bell Inc. shareholders. The number of performance-based awards assumes the maximum awards that can be earned if the performance conditions are achieved.
(2)	The shares to be issued relate to deferred compensation in the form of previously received special awards and annual awards to non-employee directors pursuant to the “Deferred Compensation Plan for Outside Directors.” From 1997 through 2004, the directors received an annual award of phantom stock equivalent to a number of common shares. For years beginning after 2004, the annual award is the equivalent of 6,000 common shares. As a result of a plan amendment effective as of January 1, 2005, upon termination of Board service, non-employee directors are required to take distribution of all annual phantom stock awards in cash. Therefore, the number of actual shares of common stock to be issued pursuant to the plan as of December 31, 2010 is approximately 16,000. This plan also provides that no awards are payable until such non-employee director completes at least five years of active service as a non-employee director, except if he or she dies while serving as a member of the Board of Directors.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board has reviewed and discussed the Company’s audited financial statements with the management of the Company and has reviewed a report from management assessing the Company’s internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2010, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. The Audit and Finance Committee has also received the written disclosures and letter from the Independent Registered Public Accounting Firm required by applicable standards of the Public Company Accounting Oversight Board, has discussed with Deloitte & Touche LLP their independence with respect to the Company, and has considered the question of whether the auditors’ provision of non-audit services was compatible with the Independent Registered Public Accounting Firm maintaining their independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2010.

The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Lynn A. Wentworth is an audit committee financial expert as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.

AUDIT AND FINANCE COMMITTEE

Lynn A. Wentworth, Chair

Phillip R. Cox

Jakki L. Haussler

Craig F. Maier

John M. Zrno

INDEPENDENT ACCOUNTANTS

Audit Fees

Deloitte & Touche LLP was the Company’s Independent Registered Public Accounting Firm for the 2009 and 2010 fiscal years. Aggregate fees for professional services rendered by Deloitte & Touche LLP for the year ended December 31, were as follows:

	2010	2009
Audit fees	$1,694,500	$1,691,000
Audit related fees	955,130	236,250
Tax fees	130,532	81,921
All other fees	—	—

Total	$2,780,162	$2,009,171

Audit fees

The audit fees for the years ended December 31, 2010 and 2009 were for services rendered in connection with the audit of the Company’s annual consolidated financial statements, review of quarterly consolidated financial statements included in the Company’s reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.

Audit related fees

The audit related fees for the years ended December 31, 2010 and 2009 were for professional services rendered for the audits of the Company’s employee benefit plans filed with the SEC, securities and debt offerings, due diligence services and various accounting consultations.

Tax fees

Tax fees for the year ended December 31, 2010 and 2009 were for the preparation of various tax filings and tax consultations.

All other fees

None.

Engagement of the Independent Registered Public Accounting Firm and Pre-Approval Policy

In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace the Independent Registered Public Accounting Firm. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company’s Independent Registered Public Accounting Firm.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries during the years ended December 31, 2010 and 2009.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares as of December 31, 2010 (except as otherwise noted) by each beneficial owner of more than five percent (5%) of the common shares outstanding known by the Company. No beneficial owner owns more than five percent (5%) of the 6 3/4% Cumulative Convertible Preferred Shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares
GAMCO Investors, Inc. and affiliates	21,164,583	(b)	10.5%
One Corporate Center
Rye, NY 10580
BlackRock, Inc.	18,506,542	(c)	9.2%
40 East 52nd Street
New York, NY 10022
Peninsula Capital Advisors, LLC	18,000,000	(d)	8.9%
404B East Main Street
Charlottesville, VA 22902
Wells Fargo and Company	13,346,653	(a)	6.6%
420 Montgomery Street
San Francisco, CA 94104
Marathon Asset Management LLP	12,748,464	(e)	6.3%
One Bryant Park 38th floor
New York, NY 10036
Pinnacle Associates, LTD	11,837,574	(f)	5.9%
335 Madison Avenue, 11th Floor
New York, NY 10017
The Vanguard Group, Inc.	11,227,690	(g)	5.6%
100 Vanguard Blvd.
Malvern, PA 19355
LSV Asset Management	11,048,775	(h)	5.5%
155 N. Wacker Drive, Suite 4600
Chicago, IL 60606

(a)	As reported on Schedule 13G/A on January 20, 2011 by Wells Fargo and Company, as of December 31, 2010, Wells Fargo and Company beneficially owns 13,346,653 common shares and has sole voting power for 12,251,539 common shares and sole dispositive power for 13,278,531 common shares.
(b)

As reported on Schedule 13D/A filed on February 17, 2011 by GAMCO Investors, Inc., Gabelli Funds, LLC has sole voting and dispositive power for 8,400,742 common shares, GAMCO Asset Management Inc. has sole voting power for 11,661,841 common shares and sole dispositive power for 12,581,841 common shares, MJG Associates, Inc. has sole voting and dispositive power for 30,000 common shares, Mario J. Gabelli has sole voting and dispositive power for 12,000 common shares, Teton Advisors has sole voting and dispositive power for 135,000 common shares and Gabelli Securities has sole voting and dispositive power for 5,000 common shares. The amounts reported on Schedule 13D/A include a number of shares with respect to which Gabelli Funds, LLC and GAMCO Asset Management Inc. have the right to beneficial ownership upon the conversion of the Company’s 6 3/4% Cumulative Convertible Preferred Shares.

(c)	As reported on Schedule 13G/A filed on February 3, 2011 by BlackRock, Inc., as of December 31, 2010, BlackRock, Inc. has sole voting and dispositive power for 18,506,542 common shares.
(d)	As reported on Schedule 13G/A filed on February 14, 2011 by Peninsula Capital Advisors, LLC, as of December 31, 2010, Peninsula Capital Advisors, LLC has shared voting power and shared dispositive power for 18,000,000 common shares with Peninsula Investment Partners L.P.
(e)	As reported on Schedule 13G filed on February 3, 2011 by Marathon Asset Management LLP, as of December 31, 2010, Marathon Asset Management LLP has shared voting power for 9,679,803 common shares and shared dispositive power for 12,748,464 common shares with Marathon Asset Management (Services) Ltd., M.A.M. Investments Ltd., William James Arah, Jeremy John Hosking, and Neil Mark Ostrer.

(f)	As reported on Schedule 13G on March 14, 2011 by Pinnacle Associates, LTD, as of December 31, 2010, Pinnacle Associates, LTD, has sole voting and dispositive power for 11,837,574 common shares.
(g)	As reported on Schedule 13G/A on February 10, 2011 by The Vanguard Group, Inc., as of December 31, 2010, The Vanguard Group, Inc. has sole voting power for 287,944 common shares and sole dispositive power for 10,939,746. The Vanguard Group, Inc. has shared voting power for no common shares and shared dispositive power for 287,944 common shares with Vanguard Fiduciary Trust Company.
(h)	As reported on Schedule 13G on February 9, 2011 by LSV Asset Management, as of December 31, 2010, LSV Asset Management has sole voting and dispositive power for 11,048,775 common shares.

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of March 4, 2011 (except as otherwise noted) by (i) each director and each executive officer named in the Summary Compensation Table on page 46, and (ii) all directors and executive officers of the Company as a group.

Unless otherwise indicated, the address of each director and executive officer is c/o Cincinnati Bell at the Company’s address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of March 4, 2011 (a)	Percent of Common Shares (c)	Convertible Preferred Shares Beneficially Owned as of March 4, 2011 (d)	6 3/4% Cumulative Convertible Preferred Shares (d)
Bruce L. Byrnes	157,767	*	—	*
John F. Cassidy	6,640,587	3.3%	—	*
Phillip R. Cox	101,906	*	—	*
Jakki L. Haussler	30,545	*	—	*
Tara L. Khoury	300,084	*	—	*
Craig F. Maier	30,263	*	—	*
Brian A. Ross	19,319	*	—	*
Alex Shumate	73,545	*	—	*
Theodore H. Torbeck	832,920	*	—	*
Lynn A. Wentworth	30,545	*	—	*
Christopher J. Wilson	1,136,455	*	—	*
Gary J. Wojtaszek	833,257	*	—	*
John M. Zrno	177,545(b)	*	—	*
All directors and executive officers as a group (consisting of 15 persons, including those named above)	10,857,833	5.5%	—	*

*	indicates ownership of less than 1% of issued and outstanding shares.
(a)	Includes common shares subject to outstanding options and SARs under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan and the Directors Stock Option Plan that are exercisable by such individuals within 60 days. The following options are included in the totals: 61,000 common shares for Mr. Byrnes; 4,681,263 common shares for Mr. Cassidy; 69,925 common shares for Mr. Cox; 143,652 common shares for Ms. Khoury; 43,000 common shares for Mr. Shumate; 693,153 common shares for Mr. Wilson; 514,109 common shares for Mr. Wojtaszek; and 125,250 common shares for Mr. Zrno.
(b)	Includes 25,000 common shares held by the Zrno Family Limited Partnership.
(c)	These numbers are based upon 198,789,800 common shares issued and outstanding as of the Record Date.
(d)

These numbers represent 6 3/4% Cumulative Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Cumulative Convertible Preferred Shares are represented by 3,105,000 Depositary Shares and each 6 3/4% Cumulative Convertible Preferred Share is represented by 20 Depositary Shares.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cincinnati Bell Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

COMPENSATION COMMITTEE

John M. Zrno, Chairman

Phillip R. Cox

Bruce L. Byrnes

Craig F. Maier

Alex Shumate

COMPENSATION DISCUSSION AND ANALYSIS

General

This Compensation Discussion and Analysis will focus on:

•	The philosophy and objectives of the Company’s executive compensation program.

•	The goals that the executive compensation program is designed to reward.

•	Each of the elements of the executive compensation program.

•	Why the Compensation Committee selected the particular elements of compensation.

•	How the Compensation Committee determines the amounts and formulas for pay.

•	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Compensation Program Philosophy and Objectives

The Company’s compensation program has the following primary philosophy and objectives:

•	Compensation must be competitive with other companies to attract and retain high-quality executives.

•

A significant portion of total executive compensation should be “at risk” and tied to the achievement of specific short-term and long-term performance objectives, principally the Company’s earnings, cash flow and the performance of the Company’s common shares, thereby linking executive compensation with the returns realized by shareholders.

•	Compensation should provide a balance among each executive’s base salary and short-term and long-term incentive components appropriate to the current and long-term goals and strategy of the Company.

Compensation Goals

The goals, which are designed to be awarded by the compensation program, are achievement of the Company’s current and long-term strategy, which is to efficiently sustain operating earnings and cash flows in the core communications business while driving transformative growth through its data center strategy to become the premier data center colocation provider to the Fortune 1000 companies.

Compensation Elements and General Principles

There are three elements to the Company’s executive compensation program:

•	Fixed compensation — Base salary.

•	“At-risk” annual compensation — Annual incentives paid in cash.

•

“At-risk” long-term compensation — Long-term incentives that are equity awards generally delivered in the form of stock options, stock appreciation rights and performance units, which vest over time and upon achievement of certain performance objectives and represent a significant portion of the executive’s total compensation.

The Company provides these three forms of compensation to reflect competitive compensation practices, to help accomplish its business objectives and to provide an appropriate reward for achieving short- and long-term goals related to the Company’s current and long-term strategy.

Determining the Amount of Compensation

The Compensation Committee is primarily responsible for determining executive compensation. The Compensation Committee has retained Mr. Charles Mazza, an independent compensation consultant who is retained solely by the Compensation Committee and performs no services for management, to assist it in its deliberations regarding executive compensation. Pursuant to the Committee’s instructions, Mr. Mazza analyzes and comments on various compensation proposals made by the Company and on various topics specified by the Committee and opines and reports on these matters in open sessions of Compensation Committee meetings. In executive sessions of Compensation Committee meetings, Mr. Mazza addresses subjects of particular interest to the Compensation Committee, such as compensation of the Chief Executive Officer. In such instances, Mr. Mazza presents his analysis along with the pros and cons of certain compensation elements and his recommendations. Pursuant to the Compensation Committee Chair’s request, Mr. Mazza contacts each member of the Compensation Committee annually as part of the Compensation Committee’s self-evaluation and reports his conclusions to the Compensation Committee.

The Company retains Towers Watson, a compensation consulting firm, to assist it with various compensation-related projects during the course of the year. Typically, the Company has a discussion with Towers Watson about a project, outlining the project’s objectives, and discusses Towers Watson’s approach to the project before requesting them to complete the project. The projects range from requests for general compensation data or information to requests for specific guidance and recommendations, such as designing specific incentive plans.

At the Company’s request, Towers Watson conducts an annual study of marketplace compensation practices. The Compensation Committee annually benchmarks each executive’s compensation to ensure that it is in a competitive range and that an appropriate portion of it is “at risk”; that is, subject to payment only if the Company obtains certain quantitative results and the individual achieves certain qualitative results. Towers Watson obtains, compiles and supplies to the Company and the Compensation Committee competitive compensation information. This information covers two peer groups:

The first peer group consists of 18 telecommunications companies. The Company, in consultation with Towers Watson and Mr. Mazza, annually reviews the list of companies in this group to make certain that the group is appropriate, and the Compensation Committee, after review, approves the peer group. The telecommunications peer group currently includes:

•AT&T	• Mediacom Communications Corp.
•CenturyTel Inc.	• Qwest Communications International
•Level 3 Communications Inc.	• Sprint Nextel Corp.
•Comcast Corp.	• Telephone & Data Systems
•Leap Wireless International Inc.	• Time Warner
•Frontier Communications Corp.	• United States Cellular
•PAETEC Holding Corp.	• USA Mobility Inc.
•Global Crossing Ltd.	• Verizon
•Windstream Corporation	• Vonage

The second peer group is comprised of 120 companies, in various industries, with annual revenues between $1 billion and $3 billion. These companies are chosen because they have annual revenues that are closely aligned with the Company’s revenues, and they provide the Company and the Compensation Committee with insight with respect to executive compensation practices across a wide cross-section of industries. These companies include:

• Advanced Medical Optics	•Day & Zimmermann	• International Game Technology	•Ralcorp Holdings
• Alexander & Baldwin	•Deluxe	• Iron Mountain	•Rayonier
• American Crystal Sugar	•Dentsply	• Irvine Company	•Revlon
• AMETEK	•Discovery Communications	• J.M. Smucker	•RF Micro Devices
• Ann Taylor Stores	•Donaldson	• Jack in the Box	•Rich Products
• Applera	•E.W. Scripps	• Jostens	•Safety-Kleen Systems
• Appleton Papers	•Endo Pharmaceuticals	• Kaman Industrial Technologies	•SAS Institute
• Arby’s Restaurant Group	•Equifax	• Kennametal	•Schreiber Foods
• Arysta LifeScience North America	•Exterran	• Kerzner International	•Scotts Miracle Gro
• Barr Pharmaceuticals	•Fleetwood Enterprises	• KLA-Tencor	•Sensata Technologies
• Beckman Coulter	•Flint Group USA	• Magellan Midstream Partners	•Shire Pharmaceuticals
• BIC	•G&K Services	• Makino	•Sigma-Aldrich
• Biogen Idec	•GATX	• Martin Marietta Materials	•Sirius Satellite Radio
• Bio-Rad Laboratories	•General Atomics	• Mary Kay	•Smith & Nephew
• Blyth	•GEO Group	• McClatchy	•Springs Global US
• Bob Evans Farms	•Getty Images	• MDS Pharma Services	•Stantec
• Bracco Diagnostics	•Greif	• Media General	•Steelcase
• Brady	•GTECH	• Metavante Technologies	•Stewart & Stevenson
• Burger King	•H.B. Fuller	• MetroPCS Communications	•TeleTech Holdings
• Carpenter Technology	•Harland Clarke	• Millipore	•Teradata
• CashNetUSA	•Hayes-Lemmerz	• Monaco Coach	•Terra Industries
• Catalent Pharma Solutions	•Hercules	• Mueller Water Products	•Thomas & Betts
• Celgene	•Herman Miller	• National Semiconductor	•Toro
• Cephalon	•HNI	• New York Times	•Tupperware
• Ceridian	•Hospira	• Noranda Aluminum	•Underwriters Laboratories
• Chesapeake	•Houghton Mifflin	• Nypro	•Uni-Select USA
• COACH	•Hunt Consolidated	• PerkinElmer	•Virgin Mobile USA
• Convergys	•IDEX	• PolyOne	•Vistar
• Crown Castle	•IMS Health	• Purdue Pharma	•Vulcan Materials
• Cubic	•International Flavors & Fragrances	• Quintiles	•Wendy’s International

In establishing its compensation programs, the Company evaluates the following from both peer groups’ data:

•	Base pay.

•	Total target cash compensation — the sum of base pay plus target annual bonus opportunity.

•	Total target direct compensation — the sum of base pay plus target annual bonus opportunity plus target long-term incentive opportunity.

The Compensation Committee believes that pay practices for executive officers should include a mix of pay elements that are reflective of the two peer groups. Since executive compensation is correlated with a company’s annual revenue, the Company, in consultation with Towers Watson, adjusts the compensation pay data of the two peer groups to take into account differences in revenue among companies using a statistical technique called “regression analysis.” Using this technique, for each executive officer position whose compensation is assessed and set by the Compensation Committee (or the full Board, in the case of the Chief Executive Officer), Towers Watson produces a predicted level of each pay component that would be at the revenue adjusted 50th percentile of the compensation paid by the companies in the peer groups. This allows the Committee to compare each executive’s pay, both by pay component and in total, to the level of pay it should expect to pay at the market 50th percentile based on the Company’s annual revenue. The Company does not review pay levels at individual companies or the specific structure of other companies’ short- or long-term incentive plans. Instead, the Compensation Committee considers the predicted pay levels in both peer groups as an indication of market pay practice relating to each pay component and the relative mix among the pay components.

The Compensation Committee considers, as one of many factors, each component of executive officer compensation compared to the predicted, revenue adjusted market 50th percentile pay levels for two reasons:

•	Benchmarking at the 50th percentile is consistent with the practice followed by a majority of companies.

•

Targeting base compensation levels at the 50th percentile allows the Company to place a higher proportion of the executive’s compensation at risk. The Company and the Compensation Committee believe this is consistent with the concept of “pay for performance.”

Market data is just one factor considered by the Company and the Compensation Committee in determining executive compensation. The Compensation Committee also considers other factors such as past and current pay levels, internal equity considerations and performance when setting compensation levels for each executive.

The Compensation Committee also wants to ensure that each executive has a significant percentage of compensation “at risk.” Using the benchmark data and input from its own independent consultant as well as from Company management (primarily the Chief Executive Officer and the Vice President of Human Resources & Administration), the Compensation Committee allocates total target direct compensation among base salary, annual bonus and long-term incentive compensation. For 2010, the Chief Executive Officer’s base salary represented approximately 40% of total target cash compensation and approximately 20% of total target direct compensation. For the other named executive officers, their base salary represented between 50% and 63% of total target cash compensation and between 23% and 41% of total target direct compensation. Based on marketplace practices, combined with the Compensation Committee members’ collective experience, the Compensation Committee believes that this allocation of pay among base pay and short-term and long-term incentive compensation provides an appropriate incentive to achieve objectives set for the current year while also providing a significant incentive that requires the executives to make decisions that are intended to sustain attainment of business objectives over the longer term.

As part of the process for setting compensation, the Compensation Committee reviews “tally sheets” prepared for each of the executives. Tally sheets provide the Compensation Committee with detailed information, as of a given date, about each executive’s current compensation (including the value of any applicable benefit programs) and wealth accumulation, including the value of accrued and vested pay, such as shares of Company stock, vested stock options and other equity awards owned by the executive and the value of any vested retirement benefits provided by the Company, as well as pay and benefits triggered under a variety of employment termination scenarios. This provides additional context for the Compensation Committee in setting pay levels.

Determination of Amounts for Each Compensation Element

Base Salary

An executive’s base salary is determined based on an assessment of his or her performance as compared to his or her individual job responsibilities, the executive’s effectiveness in identifying and developing future management talent, such other factors as the Chief Executive Officer or the Compensation Committee deems relevant for such executive, and the predicted market 50th percentile base salary data for such position.

Generally, no one factor is given more weight than another, nor does the Company use a formulaic approach in setting executive pay. Additionally, the Company does not look at total compensation of the peer group. Instead, the various factors are considered as a whole in determining executive pay adjustments.

For all executive officers other than himself, the Chief Executive Officer recommends base salaries, which the Compensation Committee takes into consideration when making its determinations.

Similarly, the Company’s Chairman of the Board solicits input from each of the other directors regarding the Chief Executive Officer’s performance during the year. In executive session, the Chairman of the Board provides the Compensation Committee with a summary of the input received for further discussion. The Compensation Committee’s independent consultant reviews the annual executive compensation study for the Chief Executive Officer’s position. Based on these factors, the Compensation Committee determines the adjustments in the Chief Executive Officer’s base salary to recommend for approval by the full Board.

Annual Incentive

Payments under the Company’s annual incentive plan are tied to:

•	the Company’s level of achievement of (a) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (b) revenues, and

•	the executive’s individual performance.

The Company has selected the EBITDA and revenue measures because it believes that investors use them to evaluate the financial performance of the Company and because they also indicate the level of success of the Company’s strategy to sustain operating cash flows and profitability to drive transformative growth through its data center strategy to become a premier data center colocation provider to the Fortune 1000 companies. EBITDA is a common measure of profitability employed in the telecommunications and other capital-intensive industries. The Compensation Committee and the Board review and approve the calculations of EBITDA and revenues. In conjunction with such review, they may adjust the calculated result or goal amount to reflect a change in business direction, reallocation of Company resources or an unanticipated event.

For 2010, the Compensation Committee generally allocated the annual incentive targets as follows:

•	60% for attainment of the EBITDA goal

•	20% for attainment of the revenue goal

•	20% for individual performance

The EBITDA and revenue goals are assessed independently of each other and are scaled above and below their respective targets in the manner set out below.

Percentage of Criterion Achieved	EBITDA Goal		Revenue Goal
	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid
Below 95%	0%	0%	0%	0%
95%	50%	30%	50%	10%
100%	100%	60%	100%	20%
105%	150%	90%	150%	30%
120% or greater	200%	120%	200%	40%

As shown in the chart above, if a minimum percentage of the target goal for a criterion is not obtained, no portion of the executive’s annual incentive for that criterion is paid; if the minimum percentage is reached, 50% of the target incentive is paid; if the target goal is obtained, 100% of the target incentive is paid; and, if 120% or more of the target goal is obtained, 200% of the target incentive for that criterion is paid. For example, if 95% of the EBITDA target was reached, an executive would be paid 50% of the annual incentive target for the EBITDA goal or 30% (50% x 60%) of the executive’s total annual incentive target. Linear interpolation is used to determine payouts at achievement levels not set forth in the table.

The EBITDA and revenue results and targets for 2010, as adjusted by the Compensation Committee for changes in business direction or unanticipated events, were as follows:

•	Actual EBITDA (excluding the results of Cyrus Networks, LLC (“CyrusOne”)) was $474.0 million, which was 103% of the target goal of $460.0 million.

•	Actual revenue (excluding the results of CyrusOne) was $1,332.0 million, which was 100% of the target goal of $1,332.0 million.

CyrusOne results were excluded by the Compensation Committee when determining the payout percentages as the CyrusOne acquisition occurred after the 2010 targets were established, and therefore the effect of the CyrusOne acquisition was not considered in the target EBITDA and revenue goals.

After the determination of the amount an executive has earned pursuant to the EBITDA and revenue criteria, the Compensation Committee then considers that executive’s individual performance. The Chief Executive Officer provides the Compensation Committee with his assessment of each executive officer’s individual performance. The Chief Executive Officer is given discretion by the Compensation Committee in assessing performance, but, in general, the Chief Executive Officer reviews, for each executive officer, the performance of the executive’s department, the quality of the executive’s advice and counsel on matters within the executive’s purview, qualitative peer feedback and the effectiveness of the executive’s communication with the organization and with the Chief Executive Officer on matters of topical concern. These factors are evaluated subjectively and are not assigned specific individual weight. The Chief Executive Officer then recommends an award for the individual performance-based portion for each of the other named executive officer’s annual incentive, which generally range from 0% to 200% of the target award for such portion. For 2010, for the individual performance component, the Compensation Committee awarded 150% of target for Ms. Khoury, 200% of target for Mr. Torbeck, 200% of target for Mr. Wilson and 200% of target for Mr. Wojtaszek.

The total amounts of annual incentives awarded for 2010 to the named executive officers, also shown in the Summary Compensation Table, are as follows:

Tara L. Khoury	$241,000, or 125% of target
Theodore H. Torbeck	$966,000, or 138% of target
Christopher J. Wilson	$282,762, or 138% of target
Gary J. Wojtaszek	$531,300, or 138% of target

In addition, the Committee approved a special additional bonus of $238,700 for Mr. Wojtaszek to recognize his instrumental role in the successful acquisition of CyrusOne and initial implementation of the data center strategy.

The Compensation Committee meets in executive session to consider the Chief Executive Officer’s individual performance. The Compensation Committee evaluates the information obtained from the other directors concerning the Chief Executive Officer’s individual performance, based on a discussion led by the Chairman of the Board. Factors considered include: operational and financial performance, succession planning, development of the Company leadership team, development of business opportunities and community involvement/relationships. The Compensation Committee has discretion in evaluating the Chief Executive Officer’s performance and may recommend to the full Board a discretionary increase or decrease to the Chief Executive Officer’s final incentive award as the Compensation Committee believes is warranted. The Compensation Committee recommended to the full Board that Mr. Cassidy be awarded a bonus for 2010 of $1,335,840, which was 138% of the Chief Executive Officer’s target bonus for 2010. This bonus reflects the Company’s level of attainment of the revenue and EBITDA goals and the Compensation Committee’s and full Board’s assessment of the Chief Executive Officer’s individual performance, which was 200% of target. Further, the Committee also recommended a special additional bonus of $600,160 for Mr. Cassidy to recognize his role in the successful acquisition of CyrusOne and the initial implementation of the data center strategy. The full Board approved both bonus awards.

To recognize Mr. Cassidy’s contributions to the Company over the years, particularly his leadership as Chief Executive Officer, and to ensure his retention during the next few years of transformative growth in the Technology Solutions/Data Center segment, the Compensation Committee recommended and the Board approved a retention bonus payment of $2,100,000 in January 2010. If Mr. Cassidy retires, resigns or is terminated for “cause” (as defined in his employment agreement) (each, a “Repayment Event”) prior to December 31, 2012, he will be required to repay a portion of his retention bonus. The amount that Mr. Cassidy will be required to repay is equal to $50,000, multiplied by the number of months remaining between the occurrence of the Repayment Event and December 31, 2012. Such amount will be re-payable in 120 substantially equal monthly installments.

Long-term incentives

Long-term incentives are intended to encourage the Company’s executives to focus on and achieve the long-term business goals of the Company. Additionally, long-term incentive awards also aid the development and retention of top management through share ownership and recognition of future performance. An executive’s realization of their long-term incentive means that the Company has also performed in accordance with its plan over a long-term period.

Although other forms of awards are possible, the Company’s long-term incentives consist principally of: (i) stock options (ii) stock appreciation rights (“SARs”) and (iii) performance-based awards granted under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”). SARs are generally structured identically to stock options and may be settled in common shares or cash. SARs that are required to be settled in cash do not count toward the maximum number of shares that may be issued under the 2007 Long Term Incentive Plan during its life. However, the implicit shares used to determine the value of any SAR count toward the annual 1,000,000 share limit that may be granted to any one individual under the 2007 Long Term Incentive Plan. The Compensation Committee has generally divided the total long-term incentives approximately equally between stock option (and recently, SARs) grants and performance unit grants because such an allocation enables the Company to compensate executive management based upon a combination of stock price appreciation and operating results that are consistent with its long-term business strategy. Stock options/SARs directly align the executive’s interest with the shareholders’ interest because any actual realized value derived from stock options/SARs requires appreciation in the Company stock price, whereas performance units vest and are paid in common shares based upon and only after the attainment of specific business objectives over performance periods.

The total annual long-term incentive opportunity for each named executive officer is established by the Compensation Committee in terms of dollars. For each type of award (options, SARs and performance units), a market competitive grant is determined by dividing the peer group benchmark value for equity awards by the binomial value of one option/SAR for the half of the award being made in options and SARs and the value of one performance unit for the other half being awarded in performance units, as developed for the Company by Towers Watson. Other factors, such as the executive’s performance and any special significant accomplishments, are considered in determining the final number of options, SARs and performance units actually granted. Award grants are determined based on the dollar value of the long-term incentive opportunity approved by the Compensation Committee and the actual closing price of the stock on the date such awards are granted.

On May 1, 2009, shareholders increased the number of common shares available for issuance under the 2007 Long Term Incentive Plan by 10,000,000 shares. In connection with the approval of these additional shares, the Compensation Committee adopted a new policy whereby it would limit the total number of shares that may be awarded in any one calendar year to 2 million shares as a means of ensuring the newly approved shares would last for at least five years.

At its regularly scheduled meeting in January 2010, the Compensation Committee decided, as a further means to reduce share usage, it would make use of SARs, payable in both stock and cash, and cash target awards as it deems appropriate and necessary. A portion of the Chief Executive Officer’s annual stock option grant was made in the form of SARs payable in cash in lieu of stock options and he was also granted for the 2010 – 2012 three year performance cycle a cash target award. The 2010 – 2012 award will be adjusted based on the percentage change in the stock price comparing the average price of the Company’s stock for the 20 trading days preceding January 29, 2011, 2012 and 2013 for the respective performance periods to the 20 trading days preceding January 29, 2010, the date of the grant.

Stock Options and SARs

The Company grants stock options and SARs with an exercise price equal to the fair market value of the Company’s common shares on the date of grant. The “fair market value” of the Company’s common shares on the date of grant is generally defined in the 2007 Long Term Incentive Plan as the closing price of the stock on the New York Stock Exchange on the date of grant. To encourage executives to achieve the Company’s long-term goals, stock options and SARs generally vest over a three-year period with a percentage of the award vesting each year. Stock options and SARs cannot remain outstanding beyond a ten-year period.

The Compensation Committee (and in the case of the Chief Executive Officer, the full Board) grants stock option awards and SARs based upon a review of peer company practices and each executive’s performance (as well as the Chief Executive Officer’s recommendations concerning the other executives). Because of the small in-the-money value of prior years’ stock option grants, the Compensation Committee has not considered prior years’ grants in determining amounts of stock options granted. Thus, the actual option/SAR award to a named executive officer is a function of market data from the peer groups, the dollar value of long-term incentive approved by the Compensation Committee, the binomial value of one stock option/SAR on the actual date of grant, and the executive’s individual performance.

As noted in the preceding section, for half of the executive officers’ 2010 long-term equity grants, stock options were granted to each executive officer except the Chief Executive Officer who was granted a combination of stock options and SARs. SARs payable in cash for 2011 were granted to the named executive officers, except for the Chief Executive Officer and Mr. Torbeck, on December 7, 2010 at the Compensation Committee’s regular meeting.

Performance Plan

Performance-based awards, which are paid in common shares, are based on the achievement of specific Company quantitative goals over a three-year performance period. Such awards are granted during the first quarter of each calendar year following finalization and approval by the full Board of the one-year, two-year cumulative and three-year cumulative financial goal(s) for the next three-year period. Beginning with the 2007 – 2009 performance period and subsequent three-year performance periods (for which the performance-based awards have consisted of and will consist of performance units), the Compensation Committee (and the full Board in the case of the Chief Executive Officer) established a criterion of free cash flow as reported externally by the Company. The Compensation Committee and the full Board have selected adjusted free cash flow as the performance measure for performance-based awards because both believe that the Company’s ability to generate strong cash flow over a sustained period is important to drive transformative growth and provide management and the Board with strategic investment options.

Using peer group data (along with the Chief Executive Officer’s recommendations for the other executives), the Compensation Committee makes performance unit grants to each executive other than the Chief Executive Officer and makes a recommendation to the full Board for performance unit grants for the Chief Executive Officer. The actual number of performance units granted is based on the long-term incentive dollar value approved by the Compensation Committee and the value of one share of stock on the date of grant. The threshold and target performance levels are the same for each of the named executive officers. For each performance cycle, actual adjusted free cash flow achieved must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive.

In order to preserve shares available to be issued in future periods, and in light of the 1,000,000 share annual individual award limitation, it was determined to make the Chief Executive Officer’s target award payable in cash under the 2009 – 2011 and 2010 – 2012 performance plan cycles.

For the 2008 – 2010 cumulative period under the 2008 – 2010 performance cycle, the adjusted free cash flow target goal and result were, respectively, $518.0 million and $458.0 million, or 88.4% of the target goal. For the 2009 – 2010 cumulative period under the 2009 – 2011 performance cycle, the adjusted free cash flow target goal and result were, respectively, $211.0 million and $215.2 million, or 102.0% of the target goal. For the 2010 period under the 2010 – 2012 performance cycle, the adjusted free cash flow target goal and result were, respectively, $130.0 million and $174.4 million, or 134.2% of the target goal. See above for a discussion of how payment of these performance units was determined based on the percentage of target free cash flow results achieved during each measurement period of the three-year performance periods. The adjusted free cash flow target goal for the 2010 – 2011 cumulative period under the 2010 – 2012 performance cycle is $161.0 million. The three-year cumulative adjusted free cash flow target goals for the 2009 – 2011 and 2010 – 2012 performance cycles are $305.0 million and $197.0 million, respectively.

Technology Solutions/Data Center Program

On December 7, 2010, the Compensation Committee approved a new long-term incentive program to be implemented under the Company’s 2007 Long Term Incentive Plan (the “Technology Solutions/Data Center Program”). The program is primarily intended to (i) encourage rapid and profitable growth of revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the Technology Solutions/Data Center segment of the Company’s business, (ii) create significant enterprise value through the growth of the Technology Solutions/Data Center segment, (iii) bring about a significant change in the strategic direction of the Company’s business in a short time frame and (iv) provide management and the Board with strategic flexibility.

The program will be implemented through the grant of performance unit awards (approved by the Compensation Committee on December 7, 2010) providing for a specified cash payment to the participating executive in the event that (i) the executive is continuously employed for a three year period after the date of grant, (ii) specified EBITDA targets are met over such three year period, (iii) a “qualifying transaction” is consummated within ten years of the date of grant and (iv) at least $1,000,000,000 of equity value is created in the Technology Solutions/Data Center segment prior to the “qualifying transaction”. The awards also give the Compensation Committee discretion to make fractional payments in an amount up to, but not more than, the base amount in the event there is either: (a) a qualifying transaction before the fifth anniversary of the initial award grant date; or (b) there is a qualifying transaction after the fifth anniversary of the initial award grant date and the equity value created is at least $500,000,000. If a qualifying transaction does not occur within 10 years of the grant date, the performance unit awards terminate with no payment to the participating executives. Moreover, if a participating executive’s employment is terminated for any reason (other than a termination for the executive’s retirement, death or disability), prior to the consummation of a qualifying transaction, then the executive will not receive any payment under the award (other than with respect to previously vested performance units, if any). “Qualifying transaction” includes certain sales of the Technology Solutions/Data Center business (including an initial public offering), certain transactions that would result in the Company ceasing to own its other businesses, and a change in control of the Company.

Pursuant to the terms of the Technology Solutions/Data Center Program, no executive may receive performance units in any calendar year with a value in excess of $5,000,000.

It should be noted that the Company’s Chief Executive Officer does not currently participate in the Technology Solutions/Data Center Program. Moreover, for each performance cycle, EBITDA achieved must be at least 90% of the targeted goal in order to generate a threshold level of payment equal to 75% of the target award for each executive and 100% or higher in order to generate a payment of 100% of the target award.

The Company believes this Technology Solutions/Data Center Program will provide a significant incentive to efficiently sustain operational profitability in the existing communications business and drive rapid, profitable growth in the Technology Solutions/Data Center segment.

The Overall Compensation Package

The material on the foregoing pages sets forth an overview and explanation of the Company’s executive compensation philosophy and how it is put into practice, including the new Technology Solutions/Data Center Program. The Company and the Compensation Committee both believe that the central objective of effective compensation practice is to provide an appropriate and competitive mixture of base pay (the “fixed cost” of the program) and incentive compensation programs that promote achievement of current-year goals and longer-term business strategy in a way that is closely aligned with shareholder interests. Over time, short- and long-term objectives and strategies may change, and the Company and the Compensation Committee will make changes in the various elements of compensation that they believe are responsive to these changes. For example, the Company and the Compensation Committee use the market 50th percentile as a guide to help ensure the Company has the ability to offer base salaries that will attract and retain a high level of talent, without paying an excessive premium to market. This is coupled with an attractive annual incentive opportunity based on EBITDA (and Company revenues) which are considered key measures of the Company’s ability to deliver an appropriate level of profitability each year. The Company and the Compensation Committee believe these incentives drive appropriate business behavior without inducing its executives to take undue business risks. The long term incentive program provides an additional, substantial compensation opportunity for executives for sustained performance over a longer period. The Company and Compensation Committee believe the long term incentive plans encourage good business decisions by the executive that consider the longer term strategy and needs of the Company balanced against the demands of current year performance. Additionally, the plans provide a balance between equity grants – either stock options or SARs – that are directly aligned with shareholder interests because their value is a direct function of market share price, and a performance plan that is based on quantitative Company results based on its ability to generate free cash flow, which can provide awards to balance the inherent volatility of the stock market. Finally, as described above, the new Technology Solutions/Data Center Program introduces an additional long term incentive to drive transformative growth in the Company’s Technology Solutions/Data Center segment.

The Company applies its compensation policies and related decision-making process to the Chief Executive Officer on the same basis as to the other named executive officers. Differences in pay levels for the Chief Executive Officer relative to the other named executive officers is reflective of the additional responsibility, knowledge, strategic judgment and leadership required of the Chief Executive Officer as compared to the other named executive officers. The Compensation Committee believes the Chief Executive Officer’s pay is reasonable when compared to market pay levels for other Chief Executive Officers at the revenue adjusted 50th percentile combined with the Committee’s assessment of the Chief Executive Officer’s performance. Further, as a percent of the telecommunications peer group “target” pay, the Chief Executive Officer’s pay is similar to that of the other named executive officers of the Company.

The Company believes that its compensation program, taken as a whole, has been effective in attracting and retaining key executive talent, driving attainment of its annual revenue and EBITDA goals, delivering sustained cash flow performance over multiple years during a period of great economic disruption and industry competition and aligning executive rewards with the interests of shareholders. The recent addition of the Technology Solutions/Data Center Program will provide a significant incentive to drive transformative growth in the Company’s Technology Solutions/Data Center segment over the next several years.

Benefits

Senior executives, hired prior to January 1, 2009, participate in the same pension plan as all other eligible salaried and certain non-union hourly employees. The pension plan is a qualified defined benefit plan with a nonqualified provision that applies to the extent that eligible earnings or benefits exceed the applicable Internal Revenue Code limits for qualified plans. The Company makes all contributions to this plan. In addition, the Chief Executive Officer is also covered under a nonqualified supplemental retirement plan, the Cincinnati Bell Pension Program (“SERP”), the benefits of which are payable by the Company. Mr. Cassidy is vested in the SERP as he has attained the age of 55 and has at least ten years of service. The SERP provides the Chief Executive Officer with a benefit equal to 50% of the average of the highest 36 months of his compensation during his last five years of employment. The calculated benefit is reduced for benefits payable from both the qualified defined benefit plan and the nonqualified provision within such plan. Benefits under the SERP are also reduced if Mr. Cassidy leaves the Company before the sum of his age and years of service total at least 75. The Company and the Compensation Committee have determined that it is unlikely that any new participants will be added to the SERP in the future. The pension plans are designed to provide a reasonable level of replacement income upon retirement and provide an incentive for executives to remain with the Company for a significant portion of their careers. The executives, along with all other salaried employees, also participate in a 401(k) savings plan, which includes a Company matching contribution feature that vests 100% of such matching contributions in the employee’s account as they are made to the plan.

The value of the Company’s retirement programs is not considered in any of the compensation decisions made with respect to other elements of named executive officer compensation. This is because the Company believes that the alignment of the interests of executives and shareholders is most effectively accomplished through its short- and long-term incentive compensation programs, and because survey data used for benchmarking focuses on short-term and long-term incentive compensation programs, rather than retirement programs. In addition, long-term incentives do not play a role in determining retirement benefits.

Each executive participates in a broad set of other benefit plans and programs, including medical, dental, vision, life and short- and long-term disability plans and home telephone service price discount programs, on the same basis as all other salaried employees. The Company believes that the various benefit plans and programs provided are consistent with predominant U.S. employment practices and are necessary to attract and retain executive talent.

On January 27, 2011, the Compensation Committee decided to terminate the “cafeteria-style” flexible perquisite program, effective immediately. In years prior to 2011, the program provided participating executives with an annual allowance ($35,000 for Mr. Cassidy; $23,000 for Messrs. Torbeck and Wojtaszek and Ms. Khoury, and $13,000 for Mr. Wilson) that could be used to defray expenses in connection with a wide variety of benefits, such as tax and financial planning and automobile costs. In addition, each executive had an additional $3,000 annual allowance that was available to help pay the cost of an annual executive physical examination. The executives did not receive any amount of these annual allowances that were not used to obtain the services or products covered by the flexible perquisite program, nor were they grossed up for any related income tax liability. The Company provided the flexible perquisite program in order to be competitive with marketplace practice.

2011 Named Executive Officer Compensation

The Compensation Committee established 2011 compensation for the named executive officers (excluding the Chief Executive Officer, whose pay recommendation was determined by the Committee on January 27, 2011 and approved by the full Board on January 28, 2011) at its regularly scheduled meetings on December 7, 2010 and January 27, 2011 using the principles and process described above. The assessment of each executive’s performance was detailed and both objective and subjective. Their existing total compensation opportunity was compared to the predicted 50th percentile of market pay for executives in similar positions in both peer groups, the telecommunications group and the general industry group, after adjusting for differences in annual revenues among the companies. Their compensation is based on both the Company’s performance as well as each executive’s personal performance and is designed to be aligned with existing business strategies.

On January 27, 2011, the Compensation Committee approved an amendment to Mr. Wojtaszek’s employment agreement to reflect Mr. Wojtaszek’s assumption of additional operational responsibilities in connection with the Company’s data center strategy, in addition to his retaining his current role as Chief Financial Officer. The amendment increased Mr. Wojtaszek’s base salary and annual bonus target to $550,000 per year, effective immediately. Also, in accordance with the Compensation Committee’s previously adopted policy eliminating excise tax gross-up provisions in new or materially amended employment agreements with named executive officers, the amendment eliminated the provision in Mr. Wojtaszek’s employment agreement providing for an excise tax gross-up for payments contingent upon a change in control.

Mr. Cassidy reviewed each element of each executive’s total compensation opportunity — base salary, annual bonus and long-term incentive compensation — with the Compensation Committee. In addition, the Compensation Committee reviewed a tally sheet showing the value or cost of participation in the Company’s various benefits, retirement and perquisite plans for each named executive officer.

Based on the foregoing, Mr. Cassidy recommended, and the Compensation Committee approved, the following compensation for 2011:

Base Salary:

•

Mr. Torbeck’s salary remains unchanged at $700,000, which is 140% of the peer group benchmark. On January 27, 2011, in conjunction with the elimination of the flexible perquisite program Mr. Torbeck’s salary was increased to $726,000, which is 145% of the peer group benchmark.

•

Mr. Wojtaszek’s salary was increased to $396,600, which is 98% of the peer group benchmark. On January 27, 2011, in conjunction with the elimination of the flexible perquisite program and the amendment to his employee agreement, Mr. Wojtaszek’s salary was increased to $576,000, which is 142% of the peer group benchmark.

•

Ms. Khoury’s salary was increased to $331,000, which is 118% of the peer group benchmark. On January 27, 2011, in conjunction with the elimination of the flexible perquisite program Ms. Khoury’s salary was increased to $357,000, which is 128% of the peer group benchmark.

•

Mr. Wilson’s salary was increased to $324,700, which is 101% of the peer group benchmark. On January 27, 2011, in conjunction with the elimination of the flexible perquisite program Mr. Wilson’s salary was increased to $340,700, which is 106% of the peer group benchmark.

Annual Bonus Target:

•	Mr. Torbeck’s target bonus remains unchanged at 100% of base salary, which is 202% of the peer group benchmark.

•	Mr. Wojtaszek’s target bonus remains unchanged at 100% of base salary, which is 213% of the peer group benchmark.

•	Ms. Khoury’s target bonus remains unchanged at 60% of base salary, which is 179% of the peer group benchmark.

•	Mr. Wilson’s target bonus remains unchanged at 65% of base salary, which is 211% of the peer group benchmark.

Long-Term Incentives:

•

For the 2010 fiscal year, Mr. Torbeck was granted 300,000 unrestricted shares upon commencement of employment. In addition, as part of his offer of employment, Mr. Torbeck was granted another 631,579 restricted shares on January 4, 2011 that vest over a three-year period.

•

For the 2010 fiscal year, Mr. Wojtaszek was granted 103,952 performance units (at target) with respect to the 2010 – 2012 performance period in January 2010 and 211,284 stock options, also in January 2010. For the 2011 fiscal year, Mr. Wojtaszek was granted 106,140 performance units (at target) with respect to the 2011 – 2013 performance period in January 2011, and 266,311 SARs on December 7, 2010. Mr. Wojtaszek’s total 2011 opportunity is equal to 125% of the peer group benchmark.

•

For the 2010 fiscal year, Ms. Khoury was granted 34,364 performance units (at target) with respect to the 2010 – 2012 performance period, 6,757 additional performance units in July 2010 with respect to the 2010 – 2012 performance cycle, and a nonqualified stock option for 69,846 common shares, in January 2010. For the 2011 fiscal year, Ms. Khoury was granted 25,439 performance units (at target) with respect to the 2011 – 2013 performance period in January 2011 and 63,827 SARs, on December 7, 2010. Ms. Khoury’s total 2011 opportunity is equal to 74% of the peer group benchmark.

•

For the 2010 fiscal year, Mr. Wilson was granted 101,375 performance units (at target) with respect to the 2010 – 2012 performance period in January 2010 and a nonqualified stock option for 206,046 common shares, also in January 2010. For the 2011 fiscal year, Mr. Wilson was granted 70,175 performance units (at target) with respect to the 2011 – 2013 performance period in January 2011 and 176,074 SARs that were granted on December 7, 2010. Mr. Wilson’s total 2011 opportunity is equal to 138% of the peer group benchmark.

For the 2011 – 2013 performance period, the Compensation Committee approved a maximum grant of units (assumes incremental value created is at or in excess of $1,000,000,000) under the new Technology Solutions/Data Center Program to the following named executive officers as follows:

Mr. Torbeck	$ 5.0 million

Mr. Wojtaszek	$ 4.0 million

Mr. Wilson	$ 3.5 million

Ms. Khoury	$ 0.6 million

The Compensation Committee then met in executive session with only Mr. Mazza, its independent outside consultant, to determine the amount of Mr. Cassidy’s compensation elements for 2011. Mr. Mazza presented the market pay levels for each component of pay and responded to questions asked by the Compensation Committee. The Compensation Committee, following discussions and deliberations, prepared and presented its recommendations for approval by the full Board, which recommendations were approved.

2011 Chief Executive Officer Compensation

The Compensation Committee focused its deliberations primarily on the following factors in determining Mr. Cassidy’s compensation:

•	The objectives of the Company’s compensation programs;

•	The compensation of other chief executive officers in the company peer groups;

•	The overall results achieved by the Company in a highly competitive market environment; and

•

Mr. Cassidy’s personal performance, including development of strategic plans, business development, leadership, succession planning and his personal involvement in community affairs in the greater Cincinnati area.

As a result of the data and deliberations, the Compensation Committee recommended, and the full Board approved, the following 2011 compensation for Mr. Cassidy:

•

Base Salary — Mr. Cassidy’s salary remains unchanged at $645,000, which is 80% of the peer group benchmark. On January 27, 2011, in conjunction with the elimination of the flexible perquisite program, Mr. Cassidy’s salary was increased to $683,000, which is 84% of the peer group benchmark.

•

Annual Bonus Target — Mr. Cassidy’s annual target bonus remains at 150% of base salary, which is 158% of the peer group benchmark. Mr. Cassidy became CEO in July 2003. His salary was adjusted effective January 1, 2004 to $645,000, where it remained until January 27, 2011 when it increased to $683,000 in conjunction with the elimination of the flexible perquisite program. Mr. Cassidy’s total cash compensation, which is the sum of his base salary plus annual target bonus, is 117% of the peer group benchmark.

•

Long-Term Incentives — For the 2010 fiscal year, Mr. Cassidy was granted a cash target of $872,500 with respect to the 2010 – 2012 performance period, a stock option of 304,703 common shares and a grant of 304,703 cash settled SARs in January 2010. For the 2011 fiscal year, Mr. Cassidy was granted a $1,015,000 cash target award with respect to the 2011 – 2013 performance period, and a grant of 788,656 cash settled SARs, both of which were granted in January 2011. Mr. Cassidy’s total 2011 opportunity is equal to 100% of the peer group benchmark.

Miscellaneous Items

Stock Ownership Guidelines

The Compensation Committee recognizes that executive stock ownership is an important means of aligning the interests of the Company’s executives with those of its shareholders. To that end, the Compensation Committee has established the following stock ownership guidelines:

•	Chief Executive Officer — 3 times base salary (as adjusted each year)

•	Other named executive officers — 1.5 times base salary (as adjusted each year)

Since the personal situation of each executive may vary, the Compensation Committee has not set a specific period of time in which the ownership level must be achieved, but does expect each executive to make measurable progress on a year-over-year basis as evidenced by the number of shares owned multiplied by the fair market value of the Company’s stock. Aside from the Company’s actual performance from one year to the next, the price of the Company’s stock may vary due to the general condition of the economy and the stock market. Therefore, the Compensation Committee may measure an executive’s progress more on the basis of the year-over-year increase in the number of shares owned than the overall market value of the shares owned in relation to the executive’s ownership goal. For purposes of measuring ownership, only shares owned outright by the executive (including shares owned by the executive’s spouse or dependent children and shares owned through the Company’s savings plan or deferred compensation plan) are included. Shares represented by unvested stock options or any other form of equity for which some condition remains to be completed before the executive earns a right to and receives the shares (except for shares that have been electively deferred to a future date) are not counted in determining the executive’s level of ownership.

As of March 4, 2011, Mr. Cassidy owned shares valued at approximately 150% of his ownership target; Mr. Torbeck, who joined the Company in September 2010 achieved approximately 200% of his ownership goal; Mr. Wojtaszek achieved approximately 53% of his ownership goal; Ms. Khoury achieved approximately 69% of her ownership goal and Mr. Wilson achieved approximately 165% of his ownership goal.

Employment Agreements and Severance and Change-in-Control Payments and Benefits

The Company generally enters into employment agreements with the named executive officers for several reasons. Employment agreements give the Company the flexibility to make changes in key executive positions with or without a showing of cause, if terminating the executive is determined by the Company or the Board to be in the best interests of the Company. The agreements also minimize the potential for litigation by establishing separation terms in advance and requiring that any dispute be resolved through an arbitration process. The severance and change-in-control payments and benefits provided under the employment agreements and described in more detail beginning on page 57 were important to ensure the retention of Mr. Cassidy and other named executive officers at the time they were promoted to their present positions and are important to their continued retention. The payments and benefits are comparable to the payments and benefits to which the executives’ predecessors in office were entitled and to the payments and benefits provided by other companies to employees in similar positions. The Company considers the employment agreements to be especially important in situations involving a possible change in control because they provide the executives with sufficient compensation and clarity of terms in such a situation. Thus, the executives are able to devote their full attention to fairly evaluate the potential transaction and its benefit to the Company and its shareholders rather than being distracted by the transaction’s possible effect on their personal employment situations. Because these potential payments are triggered under very specific circumstances, such payments are not considered in setting pay for other elements of executive compensation. On April 27, 2010 the Compensation Committee adopted a policy that, effective immediately, the Company will not enter into any new or materially amended employment agreements with named executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control.

Adjustments and Recovery of Award Payments and Clawback Policy

The Company is subject to the requirements of Section 304 of the Sarbanes Oxley Act. Therefore, if the Company were required to restate its financial results due to any material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Securities and Exchange Commission could act to recover from the Chief Executive Officer and Chief Financial Officer any bonus or other incentive-based or equity-based compensation received during the 12-month period following the date the applicable financial statements were issued and any profits from any sale of securities of the Company during that 12-month period.

In addition, on October 29, 2010 the Board of Directors adopted an interim executive compensation recoupment/clawback policy that reflects the preliminary requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), with the intention that the policy will be modified when final regulations required by the Dodd-Frank Act are adopted by the Securities and Exchange Commission. The policy is effective as of January 1, 2011 for any current executive officer or former executive officer that terminates employment after January 1, 2011 and will apply to cash and equity-based compensation that is approved, granted or awarded on or after January 1, 2011.

Compensation Limitation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the available deduction to the Company for compensation paid to any of the Company’s named executive officers, except for performance-based compensation that meets certain technical requirements. Although the Compensation Committee considers the anticipated tax treatment to the Company of its compensation payments, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of any person who served as the principal executive officer (John F. Cassidy) or principal financial officer (Gary J. Wojtaszek) during the year ended December 31, 2010, and the three most highly compensated persons who served as executive officers (Theodore H. Torbeck, Tara L. Khoury, Christopher J. Wilson) during the year ended December 31, 2010 and a highly compensated person and former executive officer (Brian A. Ross) who resigned in August 2010 (collectively, the “Named Executive Officers”):

Summary Compensation Table — Fiscal 2010

Name Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
John F. Cassidy	2010	645,000		4,036,000	(k)	—	360,068	1,387,535	2,090,059	43,800	8,562,462
President and Chief Executive Officer	2009	632,596	(f)	774,400		—	510,000	1,387,310	1,635,123	46,204	4,985,633
	2008	645,000		1,008,600		1,211,409	388,076	—	1,152,712	49,986	4,455,783

Gary J. Wojtaszek	2010	383,788		770,000		302,500	249,674	332,622	4,675	31,168	2,074,427
Chief Financial Officer	2009	343,269	(f)	280,000		367,972	105,526	—	14,256	39,687	1,150,710
	2008	134,615		244,667	(h)	—	420,931	—	4,413	246,128	1,050,754

Theodore H. Torbeck (i)	2010	161,538		966,000		792,000	—	—	—	5,741	1,925,279
President and General Manager, Cincinnati Bell Communications Group

Tara L. Khoury (j)	2010	318,998		241,000		99,999	82,537	79,720	—	29,610	851,864
Chief Marketing Officer	2009	230,192		151,200		692,500	169,400	—	—	7,663	1,250,955

Christopher J. Wilson	2010	312,931		282,762		295,001	243,485	219,916	42,680	25,019	1,421,794
Vice President, General Counsel and Secretary	2009	303,057	(f)	160,680		279,768	102,107	—	53,623	22,200	921,435
	2008	309,000		145,539		242,579	120,309	—	22,793	22,000	862,220

Former Officer
Brian A. Ross (g)	2010	279,536		216,042		99,999	82,537	—	173,944	442,139	1,294,197
Former Chief Operating Officer	2009	416,827	(f)	212,500		369,349	83,526	—	153,461	32,200	1,267,863
	2008	398,077		316,800		727,737	206,686	—	82,695	32,000	1,763,995

(a)	The 2010 amounts reflect the aggregate grant-date fair value of the performance share based-awards issued in 2010 to Messrs. Wojtaszek and Wilson, and Ms. Khoury, and Mr. Ross for the 2010 – 2012 performance cycle computed in accordance with ASC 718. The 2010 amount for Mr. Torbeck represents a grant of 300,000 unrestricted common shares when he joined the Company in September 2010. The 2009 amounts reflect the grant-date fair value of the performance share based-awards issued in 2009 to Messrs. Wojtaszek, Ross and Wilson and Ms. Khoury for the 2009 – 2011 performance cycle. The 2008 amounts reflect the grant-date fair value of the performance share based-awards issued in 2008 to Messrs. Cassidy, Ross and Wilson for the 2008 – 2010 performance cycle. All amounts assume payout at target. For further discussion of these awards, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The table below shows the amounts if the maximum payout is earned based on the stock price at date of grant.

	Stock Awards ($)
	2010	2009	2008
John F. Cassidy	—	—	1,817,113
Gary J. Wojtaszek	453,750	551,958	—
Theodore H. Torbeck	—	—	—
Tara L. Khoury	149,999	1,038,750	—
Christopher J. Wilson	442,501	419,652	363,868
Brian A. Ross	149,999	554,024	1,091,605

(b)	The 2010 amounts reflect the aggregate grant-date fair value of stock options granted in January 2010 to Messrs. Cassidy, Ross, Wojtaszek and Wilson, and Ms. Khoury computed in accordance with ASC 718. The 2009 amounts reflect the grant-date fair value of stock options and SARs granted in January 2009 to Messrs. Cassidy, Wojtaszek, Ross and Wilson and, in the case of Ms. Khoury, for stock options granted in March 2009 when she joined the Company. The 2008 amounts for Messrs. Cassidy, Ross and Wilson reflect the grant-date fair value of stock options granted in December 2008. The 2008 amounts for Mr. Wojtaszek reflect the grant-date fair value for stock options granted in August 2008 when he joined the Company and in December 2008. For further discussion of these awards, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(c)	The 2010 amount for Mr. Cassidy represents the amount earned in 2010 and paid in 2011 for the 2010 performance period related to cash-payment performance awards granted in January 2009 for the 2009-2011 performance cycle and January 2010 for the 2010-2011 performance cycle and the grant date fair value of cash – based SARs granted in January 2010. The 2010 amounts for Messrs. Wojtaszek and Wilson, and Ms. Khoury represent the grant date fair value of cash settled SARs granted in December 2010. The 2009 amount represents the amount earned in 2009 paid in 2010 to Mr. Cassidy for the 2009 performance period related to the cash-payment performance award granted in January 2009 for the 2009 – 2011 performance cycle.
(d)	The amounts shown in this column in 2010, 2009 and 2008 for Messrs. Cassidy, Wojtaszek, Ross and Wilson represent the one-year increase in the value of their qualified defined benefit plan and nonqualified excess plan for 2010, 2009 and 2008, respectively, projected forward to age 65 for each executive with interest credited at 3.5% which is the rate a terminated participant would be given and then discounted back to the respective year at the discount rate (4.90% for 2010, 5.50% for 2009, and 6.25% for 2008) required under Accounting Standards Codification Topic 960. The present value of the accrued pension benefits for Mr. Cassidy increased by $1.3 million in 2010, due to increases in his service eligible pay, and after service-related credits. Additionally, a drop in the applicable discount rate and an updated mortality table yielded an increase of approximately $700,000 in present value. The increase in the amounts in 2010 compared to 2009 for Messrs. Wojtaszek, Wilson, and Ross, is substantially due to the change in the discount rate as mentioned above. The Company froze its qualified pension plan for management employees in 2009; therefore, Ms. Khoury and Mr. Torbeck are not entitled to any benefits under this plan. None of the executives receive any preferential treatment or above-market interest under the Company’s retirement plans.
(e)	The table below shows the components of the “All Other Compensation” column.

Name	Year	401(k) Match ($) (1)	Flexible Perquisite Program Reimbursements ($) (2)	Other Expenses ($) (3)	Total “All Other Compensation” ($)
John F. Cassidy	2010	8,800	35,000	—	43,800
	2009	9,200	37,004	—	46,204
	2008	9,000	40,986	—	49,986

Gary J. Wojtaszek	2010	9,800	21,368	—	31,168
	2009	7,402	17,743	14,542	39,687
	2008	3,231	5,750	237,147	246,128

Theodore H. Torbeck	2010	1,615	4,126	—	5,741

Tara L. Khoury	2010	7,350	22,260	—	29,610
	2009	763	6,900	—	7,663

Christopher J. Wilson	2010	9,324	15,695	—	25,019
	2009	9,200	13,000	—	22,200
	2008	9,000	13,000	—	22,000

Brian A. Ross	2010	9,800	26,659	405,680	442,139
	2009	9,200	23,000	—	32,200
	2008	9,000	23,000	—	32,000

(1)	Under the terms of the Cincinnati Bell Inc. Savings Retirement Plan, the Company’s matching contribution is equal to 100% on the first 3% and 50% on the next 2% of contributions made to the plan by the participant. Eligible compensation includes base wages plus any incentive paid to eligible participants. The maximum company matching contribution is $9,800.

(2)	For more detail about the Company’s Flexible Perquisite Reimbursement Program, see the discussion in the Compensation Discussion and Analysis beginning on page 32. The following program benefits were utilized by the executives in 2010: Mr. Cassidy – automobile expenses, legal/financial planning fees, and club dues; Mr. Wojtaszek – automobile expenses, club dues, and life insurance premiums; Mr. Torbeck – automobile expenses and club dues; Ms. Khoury – automobile expenses, legal/financial planning fees, club dues, and life insurance; Mr. Wilson – automobile expenses, club dues, life insurance premiums and legal/financial planning fees; and Mr. Ross – automobile expenses, club dues, security system and legal/financial planning fees. The Flexible Perquisite Reimbursement Program was terminated effective January 27, 2011.

As described on page 50, each executive was provided an annual allowance to use in connection with participation in the Company’s Flexible Perquisite Program. The amount for Mr. Ross for 2010 in the table above is greater than his respective annual allowance because such amounts include the reimbursement for expenses incurred in 2009. The Company reimbursed Mr. Ross in 2010 against the 2009 annual allowances. The amount for Mr. Cassidy for 2009 in the table above is greater than his respective annual allowance because such amounts include the reimbursement for expenses incurred in 2008. The Company reimbursed Mr. Cassidy in 2009 against the 2008 annual allowance. The amount for Mr. Cassidy for 2008 in the table above is greater than his respective annual allowance because such amounts include the reimbursement for expenses incurred in 2007. The Company reimbursed Mr. Cassidy in 2008 against the 2007 annual allowance.

(3)	The amounts in 2008 and 2009 for Mr. Wojtaszek includes amounts paid for moving his household goods and personal effects as well as costs related to the acquisition and maintenance of his former residence. Mr. Ross’s amount includes payments received pursuant to his consulting agreement, which became effective upon his resignation on August 8, 2010. Mr. Ross is entitled in 2010 to receive an additional amount of $359,320 in 2011 pursuant to the remaining term of his consulting agreement.

(f)	During 2009, the Company implemented a mandatory one-week furlough without pay for certain executives. As a result, the actual annual salary received and identified in this table is less than previously approved by the Board.
(g)	Effective August 8, 2010, Mr. Ross resigned from the Company.
(h)	Amount includes $100,000 related to a signing bonus awarded to Mr. Wojtaszek on his date of hire, August 1, 2008.
(i)	On September 7, 2010, Mr. Torbeck joined the Company as President and General Manager for the Cincinnati Bell Communications Group.
(j)	On March 23, 2009, Ms. Khoury joined the Company as Senior Vice President and Chief Marketing Officer.
(k)	Includes $2,100,000 retention bonus paid in 2010. If Mr. Cassidy retires, resigns or is terminated for “cause” (as defined in his employment agreement) (each, a “Repayment Event”) prior to December 31, 2012, he will be required to repay a portion of his retention bonus. The amount that Mr. Cassidy will be required to repay is equal to $50,000 multiplied by the number of months remaining between the occurrence of the Repayment Event and December 31, 2012, and would be payable back to the Company over a 120 month period.

Grants of Plan-Based Awards

The following table sets forth information concerning equity grants to the Named Executive Officers, with the exception of Mr. Ross who was excluded as his awards expired prior to December 31, 2010 due to his resignation, during the year ended December 31, 2010 as well as estimated future payouts under cash incentive plans:

Grant of Plan-Based Awards in 2010 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Company Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Cassidy
Performance-based award (d)	01/29/10	654,375	872,500	5,000,000	—	—	—	—	—	—	—	—
Stock option	01/29/10								304,703	2.91	2.91	360,068
SARs	01/29/10	—	—	—	—	—	—	—	304,703	2.91	2.91	360,068
Annual incentive		726,000	968,000	1,452,000	—	—	—	—	—	—	—	—

Gary J. Wojtaszek
Performance-based award	01/29/10	—	—	—	77,964	103,952	155,928	—	—	—	—	302,500
Stock option	01/29/10	—	—	—	—	—	—	—	211,284	2.91	2.91	249,674
SARs	12/07/10	—	—	—	—	—	—	—	266,311	2.54	2.54	332,622
Annual incentive		288,750	385,000	577,500	—	—	—	—	—	—	—	—

Theodore H. Torbeck
Common stock grant	09/07/10	—	—	—	—	—	—	300,000	—	—	—	792,000
Annual incentive		525,000	700,000	1,050,000	—	—	—	—	—	—	—	—

Tara L. Khoury
Performance-based award	01/29/10	—	—	—	25,773	34,364	51,546	—	—	—	—	99,999
Stock option	01/29/10	—	—	—	—	—	—	—	69,846	2.91	2.91	82,537
SARs	12/07/10	—	—	—	—	—	—	—	63,827	2.54	2.54	79,720
Annual incentive		144,885	192,780	289,170	—	—	—	—	—	—	—	—

Christopher J. Wilson
Performance-based award	01/29/10	—	—	—	76,031	101,375	152,063	—	—	—	—	295,001
Stock option	01/29/10	—	—	—	—	—	—	—	206,046	2.91	2.91	243,485
SARs	12/07/10	—	—	—	—	—	—	—	176,074	2.54	2.54	219,916
Annual incentive		153,660	204,880	307,320	—	—	—	—	—	—	—	—

(a)	For more detail about the annual incentive program, see the discussion in the Compensation Discussion and Analysis beginning on page 32.
(b)	The material terms of the options and SARs granted are: grant type — non-incentive; exercise price — fair market value of common stock on grant date; vesting — 28% on the first anniversary of the original grant date and thereafter at the rate of 3% per month for the next 24 months; term of grant — 10 years; termination — except in the case of death, disability or retirement, any unvested awards will be cancelled 90 days following termination of employment.
(c)	For amounts related to option and SAR awards, the amounts reflect the grant-date fair values as determined using the Black-Scholes option-pricing model. The amounts related to the performance-based awards granted for the 2010 – 2012 performance period reflect the grant-date fair value assuming the target numbers of shares are earned and the executive remains with the Company through the applicable vesting dates. In the case of Messrs. Wojtaszek, Wilson and Ross and Ms. Khoury the grant date fair value was based on the Company’s closing stock price of $2.91. The amount related to the common share grant for Mr. Torbeck is based on the Company’s closing stock price on the date of grant of $2.64. For further discussion of assumptions and valuation, refer to Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(d)	Represents potential amounts payable related to the cash-payment performance award for the 2010 – 2012 performance cycle that was granted in January 2010. The cash- payment performance award provides for a target award, with the final award payment indexed to the percentage change in the Company’s stock price from the date of grant. Although the cash-payment performance award is subject to a $5 million limit under the terms of the 2007 Long Term Incentive Plan, the maximum would only be obtained if the Company’s closing stock price on January 30, 2012 would equal or exceed $16.67 and the adjusted free cash flow targets were achieved. See the Summary Compensation Table for the amount earned in 2010 and paid in 2011 related to this award for the 2010 performance period.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2010, all of the Named Executive Officers were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the Named Executive Officer’s base salary, bonus opportunities, entitlement to participate in the Company’s benefit and pension plans and to receive equity awards and post-termination benefits and obligations. The employment agreements of Messrs. Cassidy, Wojtaszek, Wilson, and Ross were amended and restated effective as of January 1, 2009, to comply with statutory requirements under Section 409A and Section 162(m) of the Internal Revenue Code, and such amendments did not materially impact the value of any payments that might become due if the executive’s employment was terminated. In addition, the Company entered into an employment agreement with Ms. Khoury effective as of July 30, 2010 and with Mr. Torbeck effective as of September 7, 2010, and amended the employment agreement of Mr. Wojtaszek effective as of January 27, 2011.

Mr. Cassidy’s employment agreement provides for the employment and retention of Mr. Cassidy for a one-year term subject to automatic one-year extensions. Mr. Cassidy’s employment agreement provides for a minimum base salary of $645,000 per year, a minimum bonus target of $968,000 per year and a nonqualified supplemental retirement plan.

Mr. Cassidy’s nonqualified supplemental retirement plan benefit has vested and is equal to the portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first ten years of service. Mr. Cassidy’s supplemental pension shall be paid to him (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death.

Mr. Wojtaszek’s employment agreement provides for the employment and retention of Mr. Wojtaszek for a one-year term subject to automatic one-year extensions. Mr. Wojtaszek’s employment agreement provides for both a minimum base salary and a minimum bonus target of $550,000 per year.

Mr. Torbeck’s employment agreement provides for the employment and retention of Mr. Torbeck for a one-year term subject to automatic one-year extensions. Mr. Torbeck’s employment agreement provides for both a minimum base salary and a minimum bonus target of $700,000 per year. In addition, Mr. Torbeck’s employment agreement provided for a grant of 300,000 common shares as of his start date, and provides for a grant of restricted stock valued of $1,800,000 in January 2011, a grant of restricted stock valued of $1,800,000 as of January 2012 and a grant of restricted stock valued at $900,000 as of January 2013.

Mr. Wilson’s employment agreement provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. Mr. Wilson’s employment agreement provides for a minimum base salary of $309,000 per year and a minimum bonus target of $200,850 per year.

Ms. Khoury’s employment agreement provides for the employment and retention of Ms. Khoury for a one-year term subject to automatic one-year extensions. Ms. Khoury’s employment agreement provides for a minimum base salary of $321,300 per year and a minimum bonus target of $192,780 per year.

Prior to Mr. Ross’s resignation his employment agreement provided for a minimum base salary and a minimum bonus target of $425,000 per year. Upon Mr. Ross’s resignation, effective August 8, 2010, he entered into a consulting agreement with the Company.

Each of the Named Executive Officers, except for Ms. Khoury and Mr. Torbeck, participates in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which contains both a qualified defined benefit plan, and a nonqualified excess benefit plan (the provision for this excess benefit is contained in the qualified defined benefit pension plan document), which applies the same benefit formula to that portion of the base wages and annual bonus payment that exceeds the maximum compensation that can be used in determining benefits under a qualified defined benefit pension plan. All eligible salaried employees of the Company participate in the Management Pension Plan on the same basis with benefits being earned after a three-year cliff-vesting period. Covered compensation for purposes of calculating benefits include base wages — including any applicable overtime wages paid — plus annual bonus payments. Upon separation from employment, vested benefits are payable either as a lump-sum, a single life annuity or, for married participants, a 50% joint and survivor, which provides a reduced benefit for the employee in order to provide a benefit equal to 50% of that amount if the employee dies before his/her spouse. The Management Pension Plan is described in further detail on page 54.

Finally, Mr. Cassidy is also covered under a nonqualified Cincinnati Bell Pension Program (“SERP”). The SERP provides covered participants with a benefit equal to 50% of their average monthly compensation, which is the average monthly compensation for the highest thirty-six month period during the participants last five years of employment, less an offset for any benefits payable from the qualified and nonqualified provisions of the Management Pension Plan and the participant’s projected age 65 social security benefit. Benefits are reduced 2.5% per point for age and service to the extent the sum of the participant’s age plus years of service equals less than 75. Participants are also provided with an additional payment equal to their estimated age 62 social security benefit until they reach age 62. Benefits are normally payable as an annuity — either single life or 50% joint and survivor for married participants — or as a 15-year installment. Under the terms of the Program, a participant must be at least age 55 and have attained at least 10 years of service to be vested in their benefit.

Each of the employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by the Company without cause or termination upon a change in control. The payments to the Named Executive Officers upon termination or a change in control are described on page 57.

Long-term Incentives

The Compensation Committee has divided the total long-term incentives granted to the Named Executive Officers approximately equally between stock option grants and performance unit grants because such an allocation (i) prevents an excessive portion of long-term compensation being aligned solely on the achievement of stock price appreciation and (ii) provides an equivalent opportunity for an executive to be rewarded based on the Company achieving its more objective quantitative operating results that are consistent with its long-term business strategy. The long-term incentives granted to the Named Executive Officers are described in the Compensation Discussion and Analysis that begins on page 32.

In order to preserve shares available under the 2007 Long Term Incentive Plan, Mr. Cassidy was granted a cash-payment performance award for the 2010-2012 performance cycle subject to attaining adjusted free cash flow targets. In order to ensure this award was aligned with shareholder interests, the final award payment is indexed to the percentage change in the Company’s stock price from the date of grant. The award is discussed in more detail on page 38.

Other Benefits

Prior to its termination by the Compensation Committee on January 27, 2011, each Named Executive Officer was eligible to participate in the Cincinnati Bell Inc. Flexible Perquisite Reimbursement Program and to receive the Company’s matching contribution under the qualified defined contribution plan in which all salaried employees of the Company are eligible to participate. The flexible perquisite program provided each eligible executive with an annual allowance (Mr. Cassidy — $35,000, Mr. Wojtaszek — $23,000, Mr. Torbeck — $23,000, Ms. Khoury — $23,000, Mr. Wilson — $13,000 and Mr. Ross — $23,000) that could be used to cover a variety of expenses, including:

•	automobiles (up to 60% of their annual allowance),

•	tax planning and preparation,

•	financial and estate planning,

•	legal fees (excluding legal fees incurred in connection with an action against the Company),

•	additional life and disability insurance that the executive may maintain on himself or herself,

•	initiation fees and monthly dues in connection with social clubs,

•	installation and monthly fees for home security,

•	adoption fees,

•	purchase of software designed to provide or assist with tax planning/preparation, and

•	financial, estate and legal planning/documents.

Executives had to pay first for eligible services and submit an invoice and evidence of payment in order to be reimbursed. In addition, the Company believed these executives should have annual, extensive physical examinations and, to encourage the executive to do so, provided an additional amount equal to $3,000 annually exclusively to defray the cost of such physical exams. This additional amount could not be used for any other purpose. Executives could submit requests for reimbursements for any given year until March 31 of the year following the year in which the expense was incurred. Any unused amounts, both the annual allowance and the additional amount for executive physicals, could not be carried over to the next year and were forfeited by the executive.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The percentage of total compensation in 2010 for each named executive represented by the sum of their salary plus bonus is as follows: Mr. Cassidy — 55%, Mr. Wojtaszek — 56%, Mr. Torbeck — 59%, Ms. Khoury — 66%, Mr. Wilson — 42%, and Mr. Ross — 38%.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning options and other equity awards held by the Named Executive Officers at December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stocks That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
John F. Cassidy	80,000	—		22.84	1/2/2011
	400,000	—		9.65	12/4/2011
	600,000	—		3.48	12/5/2012
	801,000	—		5.66	12/4/2013
	666,100	—		3.70	12/3/2014
	425,000	—		4.00	12/1/2015
	85,000	—		3.49	1/27/2016
	574,350	—		4.74	12/8/2016
	559,355	—		4.91	12/7/2017
	435,200	244,800		1.67	12/5/2018
	610,000	390,000		1.39	1/30/2019
	—	609,406		2.91	1/29/2020
						—	—	—	—

Gary J. Wojtaszek	152,000	48,000		3.75	8/1/2018
	207,568	116,756		1.67	12/5/2018
	46,963	30,026		1.39	1/30/2019
	79,521	50,842		1.39	1/30/2019
	—	211,284		2.91	1/29/2020
	—	266,311		2.54	12/7/2020
						—	—	236,216	661,405

Theodore H. Torbeck	—	—		—	—	—	—	—	—

Tara L. Khoury	110,000	90,000		2.21	3/23/2019
	—	69,846		2.91	1/29/2020
	—	63,827		2.54	12/7/2020
						—	—	159,364	446,219

Christopher J. Wilson	7,250	—		22.84	1/2/2011
	1,000	—		16.43	9/5/2011
	7,400	—		9.65	12/4/2011
	20,000	—		3.48	12/5/2012
	51,000	—		5.66	12/4/2013
	75,000	—		3.70	12/3/2014
	77,400	—		4.00	12/1/2015
	100,000	—		4.74	12/8/2016
	100,000	—		4.91	12/7/2017
	134,919	75,891		1.67	12/5/2018
	45,442	29,053		1.39	1/30/2019
	3,785	49,195		1.39	1/30/2019
	—	206,046		2.91	1/29/2020
	—	176,074		2.54	12/7/2020
						—	—	202,011	565,631

(a)	All options and SARs granted are for a maximum period of ten years from the date of grant and vest over a three year period. These awards vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months.
(b)	Amounts in the column include performance units granted for the 2008 – 2010 performance cycle less performance units earned and vested for (i) the 2008 period on February 27, 2009 and (ii) the 2008 – 2009 cumulative period on February 28, 2010. Amounts also include performance units granted for the 2009 – 2011 performance cycle less performance units earned and vested for the 2009 period on February 28, 2010. The amount also includes the performance unit grant made to each of the executives, except for Mr. Cassidy who was awarded a cash payment performance award, for the 2010 – 2012 performance cycle on January 29, 2010.
(c)	Assuming the target number of shares are earned, amounts represent the equity incentive plan awards not yet vested. The value is based on the closing price of the Company’s common shares on December 31, 2010 ($2.80).

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and the vesting of stock held by the Named Executive Officers during the year ended December 31, 2010:

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
John F. Cassidy	—	—	303,139	879,103
Gary J. Wojtaszek	—	—	132,364	383,856
Theodore H. Torbeck	—	—	300,000	792,000
Tara L. Khoury	—	—	125,000	362,500
Christopher J. Wilson	37,867	112,425	154,053	446,754
Brian A. Ross	243,825	754,912	236,860	686,894

(a)	For Messrs. Cassidy, Wojtaszek, Wilson, and Ross and Ms. Khoury the amounts represent the closing price of the shares acquired by each of the executives on February 1, 2010 ($2.90), which was the date such awards vested. For Mr. Torbeck the amounts represent the closing price of the shares acquired on September 27, 2010 ($2.64), which was the date his awards were granted.

Pension Benefits

In February 2009, the Company made significant changes to the Management Pension Plan. The Company froze pension benefits for certain management employees below 50 years of age and provide a 10-year transition period for those employees over the age of 50 after which the pension benefit would be frozen. In addition, any employee hired on or after January 1, 2009 was not eligible for the Management Pension Plan. As a result, neither Ms. Khoury nor Mr. Torbeck are eligible to participate in the Management Pension Plan.

Of the Named Executive Officers, only Messrs. Cassidy, Wojtaszek, Wilson and Ross, participated in the Management Pension Plan. The following table sets forth information regarding pension benefits:

Pension Benefits for 2010

Name	Plan Name	Number of Years Credited Service (#) (e)	Present Value of Accumulated Benefit ($) (f)(g)	Payments During Last Fiscal Year ($)
John F. Cassidy	Qualified Defined Benefit Plan (a)	15	376,572	—
	Non-Qualified Excess Plan (b)	15	1,648,715
	Non-Qualified Supplemental Plan (c)	15	7,352,550
	Employment Agreement (d)	15	968,996

	Total		10,346,833
Gary J. Wojtaszek	Qualified Defined Benefit Plan (a)	2	23,344	—
	Non-Qualified Excess Plan (b)	2	—

	Total		23,344
Christopher J. Wilson	Qualified Defined Benefit Plan (a)	12	151,268	—
	Non-Qualified Excess Plan (b)	12	68,715

	Total		219,983
Brian A. Ross	Qualified Defined Benefit Plan (a)	13	268,356	—
	Non-Qualified Excess Plan (b)	13	391,282

	Total		659,638

(a)	Management Pension Plan.
(b)	Nonqualified ERISA Excess Provisions of the Cincinnati Bell Management Pension Plan.
(c)	See page 41 for further details on the SERP.
(d)	Additional pension benefit from employment agreement between the Company and Mr. Cassidy.
(e)	None of the executive officers have been granted additional years of service under any of the plans, and this column reflects the actual years of service of each executive officer.
(f)	Amounts in this column represent the accumulated benefit obligations computed using the same assumptions as used for financial reporting purposes, described in more detail in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(g)	If any of the executive officers had retired on December 31, 2010, they would have been entitled to a benefit equal to the balance then credited to them, without any reduction, under the Cincinnati Bell Management Pension Plan (both the Qualified Defined Benefit Plan portion and the Non-Qualified Excess Plan portion) as of that date. They may elect a lump-sum or equivalent annuity form of payment. In addition, Mr. Cassidy would have been eligible to receive the benefit under his employment agreement as well any benefits under the SERP described above.

The Management Pension Plan is a tax-qualified defined benefit pension plan and is the same plan that was available to all other eligible salaried and certain non-union hourly employees. Mr. Cassidy also participates in the SERP. Contributions to the Management Pension Plan and the SERP were made only by the Company.

The Management Pension Plan is a cash balance plan. Under this plan, each participant has an account to which pension credits were allocated at the end of each year based upon the participant’s attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit was $245,000 for 2010). A participant’s plan compensation for the year generally equaled the participant’s base salary plus any commissions or bonuses received. To the extent that a participant’s plan compensation exceeded the aforementioned annual compensation limitation, additional pension credits were given for such additional compensation under a non-tax-qualified retirement plan that is operated in conjunction with the Management Pension Plan (the “Excess Benefit Plan”). Based on the changes to the Management Pension Plan in 2009, the following chart shows the annual pension credits provided at the ages indicated:

Attained Age	Pension Credits *
50 but less than 55 years	6.50% of total plan compensation plus 6.50% of excess compensation for 2010
55 or more years	8.00% of total plan compensation plus 8.00% of excess compensation for 2010

*	For purposes of the above table, “excess compensation” means the portion of a plan participant’s total plan compensation for 2010 that exceeds the Social Security old-age retirement taxable wage base for 2010.

A participant’s account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate was 4.0% per annum for 2010 with respect to a participant while still employed by the Company and 3.5% (or 4.0% if a participant elects out of a pre-retirement death benefit) for a participant while not employed by the Company. In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993 or who has benefits transferred from other plans to the Management Pension Plan, the participant’s account also was credited with pension credits equivalent to the participant’s accrued benefit under the plan or such other plans on that date or when such benefits are transferred, as the case may be.

After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant’s cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).

Under the SERP, each current active participant’s pension at retirement, if paid in the form of a single life annuity, generally will be an amount equal to the difference between 50% of the participant’s average monthly compensation (for the highest 36-month period of compensation that occurs during the 60-month period preceding retirement) and the sum of the participant’s benefits payable under the Management Pension Plan (including for this purpose amounts payable under the Excess Benefit Plan and any other amounts which are intended to supplement or be in lieu of benefits under the Management Pension Plan) and Social Security benefits. Also, there is a reduction in such pension amount of 2.5% for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment (other than by reason of his or her death) prior to attaining age 55 and completing at least 10 years of service credited for the purposes of the plan.

In addition, Mr. Cassidy’s employment agreement with the Company provides an additional retirement benefit. Pursuant to such employment agreement, Mr. Cassidy is entitled to an additional non-qualified retirement benefit equal to a portion of his accrued pension under the Management Pension Plan that is attributable to his first ten years of service. This benefit shall be paid to Mr. Cassidy (or his estate if his employment terminates by reason of his death) in a single lump sum within ninety days after the termination of his employment.

Nonqualified Deferred Compensation

The following table sets forth information concerning compensation deferred by the Named Executive Officers:

Nonqualified Deferred Compensation for 2010 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($)
John F. Cassidy	—	—	(176,082)	—	758,509
Gary J. Wojtaszek	—	—	—	—	—
Theodore H. Torbeck	—	—	—	—	—
Tara L. Khoury	—	—	—	—	—
Christopher J. Wilson	—	—	(65,000)	—	280,000
Brian A. Ross	—	—	(10,726)	—	422,370

(a)	For Messrs. Cassidy, Ross and Wilson, the amount shown includes the difference between the closing price of the Company’s stock ($3.45) on December 31, 2009 and the closing price of the Company’s stock ($2.80) on December 31, 2010 with respect to deferrals made prior to 2010.

The 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) generally permits under its current policies, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (currently a key employee for purposes of the plan generally has annual pay of more than $245,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and non-performance-based cash awards under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (collectively with predecessor plans, the “Long Term Incentive Plans”)) and up to 100% of any performance-based common share awards (not including awards of stock options or restricted stock after 2005) provided under the Long Term Incentive Plans.

For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, the match is equal to the lesser of 66 2/3% of the base salary and cash bonuses deferred or 4% of the base salary and cash bonuses that exceed the annual compensation limit.

Amounts deferred by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant.

The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company’s creditors).

The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in a lump sum or in two to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant’s account under the plan are generally paid in a lump sum on the day after the change in control.

The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004 and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act and the regulations adopted by the IRS.

Potential Payments upon Termination of Employment or a Change-in-Control

The following table shows potential payments to our Named Executive Officers directly and indirectly on their behalf under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2010 termination or change-in-control date and, where applicable, using the closing price of our common shares on December 31, 2010 of $2.80.

Potential Payments upon Termination of Employment or a Change-in-Control: 2010

Name	Executive Payment on Termination	Involuntary Not for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
John F. Cassidy	Base Salary	4,699,337	1,928,550	—	—
	Annual Incentive Target Opportunity	—	2,894,320	968,000	968,000
	Long Term Incentives — Options	826,524	826,524	826,524	826,524
	Long Term Incentives — Performance Restricted Shares	—	—	—	—
	Long Term Incentives — Non-Equity Incentive Compensation (d)	2,095,819	2,095,819	2,095,819	2,095,819
	Basic Benefits	20,308	20,308	—	40,616
	Retiree Benefits	1,594,759	1,594,759	—	—
	Other Contractual Payments	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	3,323,717	—	—

	TOTAL	9,236,747	12,683,997	3,890,343	3,930,959

Gary J. Wojtaszek	Base Salary	770,000	770,000	—	—
	Annual Incentive Target Opportunity	—	770,000	385,000	385,000
	Long Term Incentives — Options	261,925	315,199	315,199	315,199
	Long Term Incentives — Performance Restricted Shares (e)	403,609	661,405	661,405	661,405
	Basic Benefits	10,969	10,969	—	238,137
	Retiree Benefits	—	—	—	—
	Other Contractual Payments	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	936,335	—	—

	TOTAL	1,446,503	3,463,908	1,361,604	1,599,741

Theodore H. Torbeck	Base Salary (c)	2,800,000	1,400,000	—	2,800,000
	Annual Incentive Target Opportunity	—	1,400,000	700,000	—
	Long Term Incentives — Options	—	—	—	—
	Long Term Incentives — Performance Restricted Shares	—	—	—	—
	Basic Benefits	10,429	10,429	—	—
	Retiree Benefits	—	—	—	—
	Other Contractual Payments	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	—

	TOTAL	2,810,429	2,810,429	700,000	2,800,000

Name	Executive Payment on Termination	Involuntary Not for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
Tara L. Khoury	Base Salary	514,080	642,600	—	—
	Annual Incentive Target Opportunity	—	385,560	192,780	192,780
	Long Term Incentives — Options	53,332	70,995	70,995	70,995
	Long Term Incentives — Performance Restricted Shares (e)	274,164	446,219	446,219	446,219
	Basic Benefits	10,660	10,660	—	—
	Retiree Benefits	—	—	—	—
	Other Contractual Payments	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	—

	TOTAL	852,236	1,556,034	709,994	709,994

Christopher J. Wilson	Base Salary	520,080	630,400	—	—
	Annual Incentive Target Opportunity	—	409,760	204,880	204,880
	Long Term Incentives — Options	205,595	241,866	241,866	241,866
	Long Term Incentives — Performance Restricted Shares (e)	353,718	565,631	565,821	565,631
	Basic Benefits	10,753	10,753	—	165,811
	Retiree Benefits	—	—	—	—
	Other Contractual Payments	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	621,376	—	—

	TOTAL	1,090,146	2,479,786	1,012,567	1,178,188

(a)	These amounts are meant to defray related tax liabilities related to a change in control. The discount rate used for retiree benefit parachute values was 4.90%, consistent with the rate determined for the Company’s financial statements under Accounting Standards Codification Topic 960. On April 27, 2010, the Compensation Committee adopted a policy that the Company would no longer enter into new or materially alter employment agreements with named executive officers providing for excise tax gross-ups upon a change of control. As a result, the employment agreements of Mr. Torbeck and Ms. Khoury do not contain any excise tax gross-up provisions, and Mr. Wojtaszek will not have an excise tax gross-up provision beginning in 2011.
(b)	The executives are subject to restrictive covenants post-termination that were, in part, consideration for compensation of benefits. The value of these restrictive covenants would be favorable and were not considered for this calculation.
(c)	If Mr. Torbeck’s employment is terminated due to disability or an involuntary not for cause termination, then he is entitled to a lump sum cash payment equal to four times his salary. The payment decreases to three times his salary in calendar year 2012, two times his salary in calendar year 2013, and equal to his accrued salary and accrued incentive award in calendar year 2014 and beyond.
(d)	Non-equity incentive compensation payment is contingent on the Company’s attainment of target performance metrics for the 2011 and 2012 performance years and is indexed to the Company’s stock price at the end of each performance year. The table includes the target payout, but the actual payout based on performance metric attainment and the Company’s stock price could range from zero to $5 million.
(e)	Performance restricted shares include shares that are based on the attainment of target performance metrics in the 2011 performance year. These awards have been included in the table at target; however, the actual payouts based on attainment of the metrics could range from zero to 200% of the target amount.

If any of the executives elects to voluntarily terminate employment with the Company, or if they are terminated by the Company for cause, they are entitled to no payments from the Company other than those benefits which they have a non-forfeitable vested right to receive, which include any shares of stock they own outright, vested options which may be exercisable for a period of 90 days following termination, deferred compensation amounts and vested amounts under the Company’s pension and savings plans. Mr. Cassidy is entitled to receive payment of the nonqualified retirement benefit of $968,996 provided for in his employment agreement in which he is already vested. Payment of such accrued, vested and non-forfeitable amounts is also applicable to each of the other four termination scenarios detailed in the above table and discussed below, and each executive is still bound by the non-disclosure, non-compete and non-solicitation provisions of their agreements.

If an executive is terminated by the Company without cause (an involuntary not for cause termination), the executive will be entitled to the following:

•	A payment equal to two times of his base salary in the case of Mr. Wojtaszek, 1.65 times of his base salary in the case of Mr. Wilson, and 1.60 times her base salary in the case of Ms. Khoury. If the

Company terminates Mr. Torbeck he would be owed: in Calendar year 2011 a payment equal to four times of his base salary, in Calendar year 2012 a payment equal to three times his base salary, in Calendar year 2013 a payment equal to two times his base salary, and in 2014 and beyond a payment equal to his accrued salary and annual incentive award.

•

For Mr. Cassidy only, a payment equal to five times his base salary plus the product obtained by multiplying the fair market value of the Company’s common share on the date of termination times 526,549;

•

A payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Company’s Management Pension Plan and SERP, if applicable, as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance benefits during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made;

•

Except for Mr. Cassidy, continued treatment as an active employee during the one-year period following termination with respect to any outstanding long-term incentive cycles the executive may be participating in and any unvested stock options will continue to vest under the normal vesting schedule as though the executive was still an active employee; and

•

The ability to exercise any vested options for an additional 90 days after the end of the one-year period, or, in the case of Mr. Cassidy, the ability to exercise any vested options (which are all fully vested upon his termination of employment) during the two-year period following his termination.

If an executive is terminated within the one-year period (or a two-year period for Mr. Cassidy) following a change-in-control, the executive will be entitled to the following:

•	A payment equal to two times the sum of their base salary plus target bonus (2.99 times for Mr. Cassidy);

•

If eligible to participate in the Management Pension Plan, a payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Plan as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance coverage during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as other active employees provided any required monthly contributions are made;

•	Full vesting of any options, restricted shares and/or other equity awards and the ability to exercise such options for the one-year period (or two-year period for Mr. Cassidy) following termination;

•	Full vesting and payout at target amounts of any awards granted under long-term incentive plans; and

•

To the extent that any of the executives are deemed to have received an excess parachute payment, an additional payment sufficient to pay any taxes imposed under section 4999 of the Internal Revenue Code plus any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Internal Revenue Code.

In addition, Mr. Cassidy’s SERP benefit would be fully vested and he would receive a lump sum payment without adjustment for age and service.

If an executive is “terminated” because of his or her death, the executive’s beneficiary will be entitled to the following:

•	A payment equal to the bonus accrued and payable to the deceased executive for the current year;

•	Full vesting of all options held by the deceased executive and the ability to exercise such options for the one-year period following the date of the executive’s death; and

•	Full vesting and payout at target amounts of any awards granted to the deceased executive under long-term incentive plans.

If an executive is terminated by reason of disability, the executive will be entitled to the following:

•	A payment equal to the bonus accrued and payable to the disabled executive for the current year completed;

•	Continued vesting of all options held by the disabled executive on their normal schedule and the ability to exercise such vested options so long as the disabling conditions exists;

•	Continued participation by the disabled executive in any outstanding long-term incentive plans; and

•	Continued consideration of the disabled executive as an employee for all other benefits so long as the disabling condition that resulted in the disability-based termination is present.

In the case of Mr. Cassidy, in the event of termination because of disability, he would also become eligible at some future date for retiree medical benefits provided the Company is still offering such retiree benefits at that time. In February 2009, the Company announced that it will stop offering retiree medical benefits in 2018. In addition, Mr. Cassidy would become vested under the SERP and be eligible to commence receiving annuity payments.

Under all of the termination scenarios in the preceding table, Messrs. Cassidy, Wojtaszek, and Wilson have certain accrued, vested and non-forfeitable amounts, which are determined as of December 31, 2010, to which they are entitled as follows: Mr. Cassidy — $16,228,131, Mr. Wojtaszek — $565,577, Mr. Wilson — $1,189,423, Mr. Torbeck — $581,591, and Ms. Khoury — $298,577. These amounts represent stock they own outright, vested in-the-money stock options, pension benefits and, in the case of Messrs. Cassidy and Wilson, nonqualified deferred compensation amounts.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports that they file. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. Based solely on the Company’s review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2010 and ending December 31, 2010, all such persons complied on a timely basis with the filing requirements of Section 16(a), except as follows: equity awards granted to Messrs. Wojtaszek, Wilson, and Freyberger and Ms. Khoury on December 7, 2010 were inadvertently reported late by the Company on January 11, 2011.

Shareholder Proposals for Next Year’s Annual Meeting

Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 23, 2011. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder, who intends to propose any other matter to be acted upon at the 2012 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s Proxy Statement, must inform the Company no later than February 6, 2012. If notice is not provided by that date, the persons named in the Company’s proxy for the 2012 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2012 Annual Meeting of Shareholders.

Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board of Directors. Any such recommendations should be directed to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 23, 2011 for the 2012 Annual Meeting of Shareholders.

Other Matters to Come Before the Meeting

At the time this Proxy Statement was released for printing on March 21, 2011, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available

The Company has elected to provide access to its Proxy Statement, Annual Report on Form 10-K and Summary Annual Report over the internet. We sent the Notice to our shareholders and beneficial owners, which provides information and instructions on how to access our proxy materials over the internet or to request printed copies of our proxy materials. You may also obtain a copy of any of the following corporate governance documents from the Company’s website identified below:

Corporate Governance Document	Website
Audit and Finance Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/af_charter
Compensation Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/compensation_committee_charter
Governance and Nominating Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/gn_committee_charter
Code of Business Conduct	www.cincinnatibell.com/aboutus/corporate_governance/code_of_conduct
Code of Ethics for Senior Financial Officers	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Code of Ethics for Directors	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Corporate Governance Guidelines	www.cincinnatibell.com/aboutus/corporate_governance/corporate_governance_guidelines

Proxy Statements for Shareholders Sharing the Same Household Mailing Address

As part of the Company’s efforts to reduce costs and increase efficiency, when possible, only one copy of the Notice of Internet Availability and, as appropriate, the proxy materials has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.

Upon written or oral request, the Company will promptly provide a separate copy of the Notice of Internet Availability and, as appropriate, the proxy materials to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a Notice of Internet Availability or, as appropriate, the proxy materials, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:

For beneficial owners, please contact your broker.

For shareholders of record, please contact our transfer agent, Computershare, at the following address:

Computershare Investor Services, LLC

Shareholder Services

7550 Lucerne Drive, Suite 103

Cleveland, Ohio 44130-6503

Phone: (888) 294-8217

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.

Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.

Electronic Delivery of Materials

Shareholders can also enroll for electronic delivery of the Company’s future proxy materials by registering directly or with your broker through our website, investor.cincinnatibell.com in the Electronic Shareholder Communications Enrollment section of the Company’s Investor Relations webpage.

Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate Notice, proxy card or voting instruction card.

Shareholder Communications with the Board of Directors

Shareholders or other interested parties may communicate with the Board, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. The Company has established procedures for such shareholder communications. Shareholders and other interested parties should send any communications to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary

March 21, 2011

Appendix A

CINCINNATI BELL INC.

2011 SHORT TERM INCENTIVE PLAN

(As adopted effective as of April 1, 2011)

1.	Introduction to Plan.

1.1  Name and Sponsor of Plan.   The name of this Plan is the Cincinnati Bell Inc. 2011 Short Term Incentive Plan, and its sponsor is CBI.

1.2  Purposes of Plan.   The purposes of this Plan are (i) to further the growth of the Company by offering Key Employees of the Company competitive incentive compensation related to annual company and individual performance goals and (ii) to aid the Company in attracting and retaining Key Employees of outstanding abilities.

1.3  Effective Date, Duration of Plan, and Replacement of Prior Plan.

(a) The Plan is effective as of the Effective Date (April 1, 2011), subject to the Plan’s approval by a majority of the voting shares present or represented and entitled to vote on the Plan at the 2011 annual meeting of CBI’s shareholders.

(b) The Plan shall remain in effect thereafter until the date on which the Plan is terminated in accordance with section 13 hereof. Upon the termination of the Plan, no awards may be granted under the Plan after the date of such termination but any award granted under the Plan on or prior to the date of such termination shall remain outstanding in accordance with the terms of the Plan and the terms of the award.

(c) The Plan replaces the Cincinnati Bell Inc. Short Term Incentive Plan (for purposes of this paragraph (c), the “Prior Short Term Incentive Plan”), as such plan was in effect before the Effective Date. The Prior Short Term Incentive Plan was terminated effective as of March 31, 2011, but any award granted under the Prior Short Term Incentive Plan on or prior to the date of such plan’s termination shall remain outstanding in accordance with the terms of the Prior Short Term Incentive Plan and the terms of the award.

2.    General Definitions.   For all purposes of the Plan and in addition to other definitions of terms that are contained in other sections of the Plan, the following terms shall have the meanings indicated below when used in the Plan, unless the context clearly indicates otherwise.

2.1   “Board” means the Board of Directors of CBI.

2.2   “CBI” means Cincinnati Bell Inc. (and, except for purposes of determining whether a Change in Control has occurred, any legal successor to Cincinnati Bell Inc. that results from a merger or similar transaction).

2.3   “CBI Tax Year” means any tax year of CBI for Federal income tax purposes. As of the Effective Date and until changed by CBI, a CBI Tax Year is a calendar year.

2.4   “CEO” means, as of any point in time, the person then designated by CBI as its Chief Executive Officer.

2.5   “Change in Control” means the occurrence of any of the events described in subsection 10.2 hereof.

2.6   “Code” means the Internal Revenue Code of 1986, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Code shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation that is issued under such section as of the Effective Date or as of a later date.

2.7   “Committee” means the committee appointed to administer the Plan under the provisions of subsection 3.1 hereof.

2.8   “Company” means, collectively, (i) CBI, (ii) each other corporation that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code

Section 1563(a)(4) and (e)(3)(C)) that includes CBI, and (iii) each other organization (a partnership, sole proprietorship, etc.) that is under common control (within the meaning of Section 414(b) of the Code) with CBI.

2.9  “Effective Date” means April 1, 2011.

2.10  “Key Employee” means any person who is both (i) employed and classified as an employee by the Company and (ii) an officer of the Company subject to the disclosure requirements of Section 16 of the Exchange Act.

2.11  “Exchange Act” means the Securities Exchange Act of 1934, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Exchange Act shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation or rule that is issued under such section as of the Effective Date or as of a later date.

2.12  “Participant” means a person who, as a Key Employee, was granted an award under the Plan.

2.13  “Plan” means this document, named the “Cincinnati Bell Inc. 2011 Short Term Incentive Plan,” as set forth herein and as it may be amended.

3.	Administration of Plan.

3.1  Committee To Administer Plan.  The Plan shall be administered by the Committee. The Committee shall be the Compensation Committee of the Board, unless and until the Board appoints a different committee to administer the Plan. The Committee shall in any event consist of at least three members of the Board (i) who are neither officers nor employees of the Company and (ii) who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code.

3.2  Committee’s Authority.  Subject to the limitations and other provisions of the Plan, the Committee shall have the sole and complete authority:

(a) to select, from all of the Key Employees, those Key Employees who shall participate in the Plan;

(b) to make awards to Key Employees at such times, in such forms, and in such amounts as it shall determine and to cancel, suspend, or amend any such awards;

(c) to impose such limitations, restrictions, and conditions upon awards as it shall deem appropriate;

(d) to interpret the Plan and to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan;

(e) to appoint certain employees of the Company to act on its behalf as its representatives (including for purposes of signing agreements which reflect awards granted under the Plan); and

(f) to make all other determinations and to take all other actions it deems necessary or advisable for the proper administration of the Plan.

Except to the extent otherwise required by applicable law, the Committee’s determinations on any matter within its authority shall be conclusive and binding on the Company, all Participants, and all other parties.

3.3  Flexibility in Granting Awards.  Notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may set different terms and conditions applicable to each and any award granted under the Plan, even when issued to the same Participant, and there is no obligation that the awards made with respect to any CBI Tax Year must contain the same terms and conditions for all Participants or any group of Participants.

3.4  Board Approval Needed for CEO Awards.  Notwithstanding the foregoing provisions of this section 3, any award set by the Committee for issuance to the Key Employee who is the CEO must be approved by the Board in order to become effective.

4.     Class of Key Employees Eligible for Plan.  Awards may be granted under the Plan to, and only to, Key Employees. As is indicated in section 3 hereof, the specific Key Employees to whom awards will be granted under the Plan, and who thereby will be Participants under the Plan, shall be chosen by the Committee in its sole discretion.

5.     Awards.

5.1 CBI Tax Year Awards.  Awards may be granted under the Plan at any time while the Plan is in effect by the Committee to any Key Employee or Key Employees (with any person who, as a Key Employee, is granted an award under the Plan being referred to herein as a Participant). Any award granted under the Plan to a Participant shall be made with respect to a specific CBI Tax Year (for all purposes of the Plan, the award’s “Award Year”) and shall be composed of one or more parts. No more than one award may be granted to a Participant under the Plan with respect to any CBI Tax Year. Also, the grant of any award under the Plan to a Participant with respect to any CBI Tax Year shall not entitle the Participant to an award for any subsequent CBI Tax Year.

5.2  Award Parts and Payment of Award Amount.

(a) As is indicated in subsection 5.1 hereof, any award granted under the Plan to a Participant shall be composed of one or more parts. Each part of an award granted under the Plan to a Participant shall be referred to herein, for all purposes of the Plan, as an “award part” and shall, subject to the following subsections of this section 5 and the provisions of section 8 hereof, provide for an amount to be paid to the Participant if and only if either Company performance goals or individual performance goals are determined to have been met in accordance with rules described in the following subsections of this section 5 and in sections 6 and 7 hereof.

(b) Further, subject to the following subsections of this section 5 and the provisions of section 8 hereof, the total amount to be paid by reason of any award granted to a Participant under the Plan shall equal the sum of the amounts, if any, payable under each award part of the award and shall be paid in a lump sum, in cash, to the Participant after the end of the award’s Award Year but no later than the 15th day of the third month of the CBI Tax Year that next follows the award’s Award Year.

5.3  Determination of Amount Payable under Award.

(a) Any award granted under the Plan to a Participant shall indicate a target payment amount (for all purposes of the Plan, the award’s “Target”) and assign a percent of the award’s Target to each award part of the award (with the percent of the award’s Target so assigned to any such award part being referred to herein, for all purposes of the Plan, as such award part’s “Target Share”).

(b) Subject to the other provisions of this section 5, the amount payable under an award that relates to any award part of the award shall be equal to such award part’s Target Share if certain (or a certain level) of the Company performance goals or the individual performance goals (as the case may be) applicable to the award part are determined to be met and may also specify a payment amount more or less than such Target Share if additional or fewer (or if a higher or lower level) of the performance goals applicable to the award part are determined to be met.

(c) In no event may the amount payable by reason of any award part of an award granted under the Plan exceed 200% of the award part’s Target Share, and in no event may the total amount payable under any award (including all of its award parts) exceed $3,000,000.

5.4  Discretion To Reduce Award Amount.

(a) Notwithstanding the foregoing subsections of this section 5 and with respect to any award granted under the Plan to a Participant, the Committee (or, when the award was granted to the CEO, the Board) may, prior to any payment being made under the award and in its sole and unrestricted discretion and for any reason (including its determination of the Participant’s performance of his or her duties for the Company), reduce the amount that is otherwise payable under the award by reason of any award part of the award that determines an amount payable based on satisfaction of Company performance goals.

(b) The Committee (or, when the applicable award is granted to the CEO, the Board) may set, in the terms of an award granted under the Plan to a Participant, a limit on the reduction that can be made under this subsection 5.4 to the amount otherwise payable under the award by reason of any award part that determines an amount payable based on satisfaction of Company performance goals.

(c) The discretion granted the Committee (or, if applicable, the Board) under this subsection 5.4 shall not in any manner allow it to increase the amount that would otherwise be payable under any award granted under the Plan by reason of any award part that determines an amount payable based on satisfaction of Company performance goals.

5.5  Effect on Award Amount of Mid-Year Eligibility, Retirement, Death, Disability, or Leave of Absence.  Notwithstanding the foregoing subsections of this section 5, if a situation that is described in any of the following paragraphs of this subsection 5.5 applies to a Participant to whom an award is granted under the Plan, then the amount that is payable under the award shall be deemed to be equal to the product obtained by multiplying (i) the amount that would otherwise be payable under the award based on all of the foregoing subsections of this section 5 (without regard to the provisions of this subsection 5.5) by (ii) a fraction, the numerator of which is equal to the difference between the total number of days in the award’s Award Year and the number of days that are to be excluded from such fraction’s numerator pursuant to whichever of the following paragraphs of this subsection 5.5 are applicable to the Participant and the denominator of which is the total number of days in such Award Year.

(a) If the Participant becomes a Key Employee during but after the first day of the award’s Award Year, and/or if the Participant ceases to be a Key Employee during but prior to the last day of the award’s Award Year because of his or her retirement or death, then the numerator of the fraction referred to above shall exclude the number of the days in such Award Year on which the Participant is not a Key Employee. For all purposes of the Plan, a Participant’s “retirement” shall be deemed to have occurred only if the Participant ceases to be an employee of the Company after either (i) both attaining age 60 and completing at least ten years of continuous service as an employee with the Company or (ii) completing at least 30 years of continuous service as an employee with the Company.

(b) If the Participant receives disability benefits under the Company’s Sickness and Accident Disability Benefits Plan or any similar type of disability plan for more than three months of the award’s Award Year, the numerator of the fraction referred to above shall exclude the number of the days in the period of such Award Year for which benefits are payable to the Participant under such plan.

(c) If the Participant is on a leave of absence (approved by the Company) for more than three months of the award’s Award Year, the numerator of the fraction referred to above shall exclude the number of the days in such Award Year on which the Participant is on such leave of absence.

5.6  Employment Requirements for Receipt of Award Amount.  Notwithstanding the foregoing subsections of this section 5, a Participant to whom an award has been granted under the Plan shall not in any event be entitled to receive any amount by reason of the award unless he or she both:

(a) either (i) is an employee of the Company on the last day of the award’s Award Year or (ii) had his or her employment with the Company end during such Award Year because of his or her disability (for which the Participant will be entitled to receive or has received disability benefits under the Company’s Sickness and Accident Disability Benefits Plan or any similar type of disability plan), his or her retirement (as defined in subsection 5.5(a) hereof), or his or her death; and

(b) has had at least three months of active service for the Company during the award’s Award Year (not including any time the Participant was absent from active service during such Award Year by reason of any leave of absence or for any other reason, including an absence on account of disability).

5.7  Maximum Amount of Award.  As is noted in subsection 5.3(c) hereof and notwithstanding any other provision of the Plan to the contrary, the amount to be received by a Participant by reason of any award that is granted to the Participant under the Plan with respect to any CBI Tax Year shall not in any event exceed $3,000,000.

5.8  Award Agreements.  Each award granted under the Plan to a Participant (and the terms of such award) may be evidenced in such manner as the Committee determines, including but not limited to written resolutions of the Committee or an agreement, notice, or similar document that is provided in any manner to the Participant.

6.	Company Performance Goals.

6.1  Criteria for Company Performance Goals.  To the extent the meeting of “Company performance goals” set by the Committee may be a condition to an amount being determined with respect to an award part of an award granted under the Plan, the Committee may base such Company performance goals on, and only on, one or more of the following criteria applicable to the Company:

(a) free cash flow (defined as cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets);

(b) earnings before interest, taxes, depreciation, and amortization;

(c) earnings per share;

(d) operating income;

(e) total shareholder returns;

(f) profit targets;

(g) revenue targets;

(h) profitability targets as measured by return ratios;

(i) net income;

(j) return on sales;

(k) return on assets;

(l) return on equity; and

(m) corporate performance indicators (indices based on the level of certain services provided to customers).

6.2  Method By Which Performance Criteria Can Be Measured.

(a) Any performance criteria described in subsection 6.1 hereof that is used to determine the Company performance goals applicable to an award part of an award granted under the Plan shall be measured or determined on the basis of the award’s Award Year, shall be set by the Committee either prior to the start of such year or within its first 90 days (provided that the performance criteria is not in any event set after 25% or more of the applicable Award Year has elapsed), and shall be criteria that will be able to be objectively determined by the Committee.

(b) Further, the Committee may provide in the terms of an award granted under the Plan that any factor used to help determine any performance criteria identified in subsection 6.1 hereof shall be taken into account only to the extent it exceeds or, conversely, is less than a certain amount. The Committee may also provide in the terms of an award granted under the Plan that, in determining whether any performance criteria identified in subsection 6.1 hereof has been attained, certain special or technical factors shall be ignored or, conversely, taken into account, in whole or in part, including but not limited to any one or more of the following factors:

(1) a gain, loss, income, or expense resulting from changes in generally accepted accounting principles that become effective during the award’s Award Year;

(2) a gain, loss, income, or expense that is extraordinary in nature;

(3) an impact of other specified nonrecurring events;

(4) a gain or loss resulting from, and the direct expense incurred in connection with, the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses;

(5) a gain or loss from claims and/or litigation and insurance recoveries relating to claims or litigation;

(6) an impact of impairment of tangible or intangible assets;

(7) an impact of restructuring activities, including, without limitation, reductions in force;

(8) an impact of investments or acquisitions made during the applicable Award Year;

(9) a loss from political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, business interruption, or regulatory requirements;

(10) retained and uninsured losses from natural catastrophes;

(11) currency fluctuations;

(12) an expense relating to the issuance of stock options and/or other stock-based compensation;

(13) an expense relating to the early retirement of debt; and/or

(14) an impact of the conversion of convertible debt securities.

Each of the adjustments described in this paragraph (b) shall be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

(c) In addition, any performance criteria identified in subsection 6.1 hereof, and any adjustment in the factors identified in paragraph (b) of this subsection 6.2 that are used to determine any such performance criteria, may: (i) be measured or determined for CBI, for any organization other than CBI that is part of the Company, for the entire Company in the aggregate, or for any group of corporations or organizations that are included in the Company; and (ii) be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).

6.3  Verification That Company Performance Goals Are Met.  In order for any amount to become payable under the Plan when such amount is attributable to an award part of an award granted under the Plan that required the meeting of any Company performance goals, the Committee shall and must verify that such Company performance goals have been met by the latest date by which such amount must be paid under the other provisions of the Plan.

6.4  Award Parts That Require Company Performance Goals To Be Met Intended To Constitute Performance-Based Compensation.  To the extent any amount that becomes payable under an award granted under the Plan is attributable to an award part of such award that required that certain Company performance goals had to be determined to be met, such amount is intended to constitute “performance-based compensation,” within the meaning of Treasury Regulations Section 1.162-27(c) as issued under Code Section 162(m), and thereby, provided all other conditions of Code Section 162(m)(4)(C) are satisfied, to be able to be deductible by the Company for Federal income tax purposes without regard to the deduction limits of Section 162(m)(1) of the Code.

7.     Individual Performance Goals. To the extent the meeting of “individual performance goals” may be a condition to an amount being determined with respect to an award part of an award granted under the Plan to a Participant, the Committee may base such individual performance goals on any criteria it determines is appropriate for judging the performance of the Participant in fulfilling his or her duties for the Company. Such individual performance goals may be set at any time by the Committee, including after the end of the Award Year applicable to the award, and can be criteria that is either objectively or subjectively determinable by the Committee. When the applicable award is issued to the CEO, the Board shall have final approval as to the determination of whether the CEO has met any such individual performance goals.

8.	Beneficiary Rules.

8.1  Payment to Beneficiary.  Notwithstanding any of the foregoing provisions of the Plan, if a Participant is entitled to receive a payment under any award granted to him or her under the Plan by reason of the foregoing provisions of the Plan, but he or she dies before such payment is made to him or her, then such payment shall be made to the Participant’s beneficiary (as determined under the provisions of subsection 8.2 hereof) at the same time as such payment would be made if the Participant had not died. No beneficiary of a Participant shall be entitled to any amount under the Plan that is greater than the amount to which the Participant is entitled under the foregoing provisions of the Plan.

8.2  Beneficiary Designation.  For purposes of the Plan, a Participant’s “beneficiary” shall mean the person(s), trust(s), and/or other entity(ies) whom or which the Participant designates as his or her beneficiary for the purposes of the Plan in any writing or form which is signed by the Participant and acceptable to the Committee, provided that such writing or form is filed with the Committee prior to the Participant’s death. The determination of a Participant’s beneficiary under the Plan shall also be subject to the following paragraphs of this subsection 8.2.

(a) If the Participant names more than one person, trust, and/or other entity as part of his or her beneficiary with respect to the Plan, each person, trust, and other entity designated as part of the Participant’s beneficiary shall be entitled to an equal share of any amount payable to the Participant’s beneficiary under any award granted under the Plan (unless the Participant otherwise designates in the writing or form by which he or she names his or her beneficiary for purposes of the Plan).

(b) The Participant may revoke or change his or her beneficiary designation by signing and filing with the Committee at any time prior to his or her death a new writing or form acceptable to the Committee.

(c) Notwithstanding the foregoing provisions of this subsection 8.2, if no beneficiary designation of the Participant has been filed with the Committee prior to his or her death, or if the Committee in good faith determines either that any beneficiary designation made by the Participant prior to his or her death is for any reason not valid or enforceable under applicable law or that there is a valid question as to the legal right of the designated beneficiary to receive the applicable payment, then the applicable payment shall be paid to the estate of the Participant (in which case none of the Company, the Committee, or any of their personnel, agents, or representatives shall have any further liability to anyone with respect to such payment).

9.     Nonassignability of Awards.  Except as may be required by applicable law, no award granted under the Plan or any part thereof may be assigned, transferred, pledged, or otherwise encumbered by a Participant otherwise than by designation of a beneficiary under the provisions of section 8 hereof.

10.	Provisions Upon Change in Control.

10.1  Effect of Change in Control on Awards.  In the event a Change in Control occurs on or after the Effective Date, then, unless otherwise prescribed by the Committee in the terms of an applicable award, the following paragraphs of this subsection 10.1 shall apply notwithstanding any other provision of the Plan to the contrary.

(a) The amount payable under any award that was granted under the Plan with respect to the CBI Tax Year that immediately precedes the CBI Tax Year in which the Change in Control occurs shall, if such amount has not yet been paid (or if such amount has not been determined) by the date of the Change in Control, be paid within five business days after the date of such Change in Control (and, if the amount of such award has not yet been determined by the date of the Change in Control, its amount shall be deemed to be equal to the award’s Target).

(b) A pro rata portion of any award granted under the Plan with respect to the CBI Tax Year in which the Change in Control occurs shall be paid within five business days after the date of the Change in Control, with the pro rata portion of such award being deemed to be equal to such award’s Target multiplied by a fraction, the numerator of which shall equal the number of full and partial months (including the month in which the Change in Control occurs) since the first day of the CBI Tax Year in which the Change in Control occurs and the denominator of which shall equal the number of months in such CBI Tax Year.

10.2  Definition of Change in Control.  For purposes of the Plan, a “Change in Control” means the occurrence of any one of the events described in the following paragraphs of this subsection 10.2.

(a) A majority of the Board as of any date not being composed of Incumbent Directors. For purposes of this subsection 10.2, as of any date, the term “Incumbent Director” means any individual who is a director of CBI as of such date and either: (i) who was a director of CBI at the beginning of the 24 consecutive month period ending on such date; or (ii) who became a CBI director subsequent to the beginning of such 24 consecutive month period and whose appointment, election, or nomination for election was approved by a vote of at least two-thirds of the CBI directors who were, as of the date of such vote, Incumbent Directors (either by a specific vote or by approval of the proxy statement of CBI in which such person is named as a nominee for director). It is provided, however, that no individual initially appointed, elected, or nominated as a director of CBI as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director.

(b) Any “person,” as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, being or becoming “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CBI representing 20% or more of the combined voting power of CBI’s then outstanding securities eligible to vote for the election of the Board (for purposes of this subsection 10.2, the “CBI Voting Securities”). It is provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control if such event results from any of the following: (i) the acquisition of any CBI Voting Securities by the Company, (ii) the acquisition of any CBI Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company, (iii) the acquisition of any CBI Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a Non-Qualifying Transaction (as defined in paragraph (c) of this subsection 10.2).

(c) The consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (for purposes of this paragraph (c), a “Reorganization”) or sale or other disposition of all or substantially all of the assets of CBI to an entity that is not an affiliate of CBI (for purposes of this paragraph (c), a “Sale”), that in each case requires the approval of CBI’s shareholders under the law of CBI’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of CBI in such Reorganization or Sale), unless immediately following such Reorganization or Sale:

(1) more than 60% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization or the entity which has acquired all or substantially all of the assets of CBI (for purposes of this paragraph (c) and in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (for purposes of this paragraph (c), the “Parent Entity”), is represented by CBI Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such CBI Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such CBI Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;

(2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity or the related trust of any such plan) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity); and

(3) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in subparagraphs (1), (2), and (3) of this paragraph (c) being deemed to be a “Non-Qualifying Transaction” for purposes of this subsection 10.2).

(d) The shareholders of CBI approving a plan of complete liquidation or dissolution of CBI. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the CBI Voting Securities as a result of the acquisition of CBI Voting Securities by CBI which reduces the number of CBI Voting Securities outstanding; provided that, if after such acquisition by CBI such person becomes the beneficial owner of additional CBI Voting Securities that increases the percentage of outstanding CBI Voting Securities beneficially owned by such person, a Change in Control shall then occur.

11.     Adjustments. The Committee shall be authorized to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award granted under the Plan in the manner and to the extent it shall determine is needed to reflect the intended provisions of the Plan or that award or to meet any law that is applicable to the Plan.

12.     Withholding. The Company shall retain from the payment of any award granted under the Plan a sufficient amount of cash applicable to the award to satisfy all withholding tax obligations that apply to the payment.

13.	Amendment or Termination of Plan.

13.1  Right of Board To Amend or Terminate Plan.  Subject to the provisions of subsection 1.3(b) hereof but notwithstanding any other provision hereof to the contrary, the Board may amend or terminate the Plan or any portion or provision thereof at any time, provided that no such action shall materially impair the rights of a Participant with respect to a previously granted Plan award without the Participant’s consent. Notwithstanding the foregoing, the Board may not in any event, without the approval of CBI’s shareholders, adopt an amendment to the Plan which shall make any change in the Plan that is required by applicable law to be approved by CBI’s shareholders in order to be effective.

13.2  Rules When Shareholder Approval for Amendment Is Required.  If approval of CBI’s shareholders is required to a Plan amendment pursuant to the provisions of subsection 13.1 hereof, then such approval must comply with all applicable provisions of CBI’s corporate charter, bylaws and regulations and any applicable state law. If the applicable state law fails to prescribe a method and degree in such cases, then such approval must be made by a method and degree that would be treated as adequate under applicable state law in the case of an action requiring shareholder approval of an amendment to the Plan.

14.	Miscellaneous.

14.1  Deferrals of Award Payments.  The Committee may, in its discretion and if performed in accordance with the terms and conditions of an award granted under the Plan or of any plan maintained by CBI, permit Participants to elect to defer the payment otherwise required under all or part of any award granted under the Plan. Such deferral shall not be permitted by the Committee unless such deferral terms and conditions meet all of the conditions of Section 409A of the Code.

14.2  No Right To Employment.  Nothing contained in the Plan or any award granted under the Plan shall confer on any Participant any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate the Participant’s employment at any time and in the same manner as though the Plan and any awards granted under the Plan were not in effect.

14.3  No Advance Funding of Plan Benefits.  All payments required to be made under awards granted under the Plan shall be made by the Company out of its general assets. In this regard, the Plan shall not be funded and the Company shall not be required to segregate any assets to reflect any awards granted under the Plan. Any liability of the Company to any person with respect to any award granted under the Plan shall be based solely upon the contractual obligations that apply to such award, and no such liability shall be deemed to be secured by any pledge of or other lien or encumbrance on any property of the Company.

14.4  Plan Benefits Generally Not Part of Compensation for Other Company Benefit Plans.  Any payments or other benefits provided to a Participant with respect to an award granted under the Plan shall not be deemed a part of the Participant’s compensation for purposes of any termination or severance pay plan, or any other pension, profit sharing, or other benefit plan, of the Company unless such plan expressly or clearly indicates that the payments or other benefits provided under an award granted under the Plan shall be considered part of the Participant’s compensation for purposes of such plan or unless applicable law otherwise requires.

14.5  Applicable Law.  Except to the extent preempted by any applicable Federal law, the Plan shall be subject to and construed in accordance with the laws of the State of Ohio.

14.6  Counterparts and Headings.  The Plan may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

VOTE BY INTERNET - www.proxyvote.com
CINCINNATI BELL INC. ATTN: CHRISTOPHER WILSON 221 EAST 4TH STREET, RM 103-1290 CINCINNATI, OH 45202-2301	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M31671-P08044-Z54895	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CINCINNATI BELL INC.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:
1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2012.	For	Against	Abstain
	1a. Phillip R. Cox	☐	☐	☐	The Board of Directors recommends you vote for 3 years:	1 Year	2 Years	3 Years	Abstain
	1b. Bruce L. Byrnes	☐	☐	☐	4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
	1c. John F. Cassidy	☐	☐	☐	The Board of Directors recommends you vote FOR Proposal 5:		For	Against	Abstain
	1d. Jakki L. Haussler	☐	☐	☐	5. To approve the Cincinnati Bell Inc. 2011 Short - Term Incentive Plan.		☐	☐	☐
	1e. Craig F. Maier	☐	☐	☐
	1f. Alex Shumate	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1g. Lynn A. Wentworth	☐	☐	☐
	1h. John M. Zrno	☐	☐	☐

2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2011.	☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31672-P08044-Z54895

CINCINNATI BELL INC.

SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2011

The undersigned hereby appoints Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 63/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on March 4, 2011, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as indicated on the reverse side.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 3 YEARS FOR PROPOSAL 4 AND FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)